Exhibit 10.1

Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) is the information that the Company customarily keeps private and confidential. Omissions are designated as “****”.

OPERATING AGREEMENT

among

 SEMICAB HOLDINGS, LLC

and

THE MEMBERS NAMED HEREIN

dated as of

June ___, 2024

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OPERATING AGREEMENT

This Operating Agreement of SemiCab Holdings, LLC, a Nevada limited liability company (the “Company”), is entered into as of June ____, 2024 by and among the Company, The Singing Machine Company, Inc., a Delaware corporation (the “Majority Member”), and SemiCab, Inc., a Delaware corporation (the “Initial Minority Member”).

RECITALS

WHEREAS, the Company was formed under the laws of the State of Nevada by the filing of an Articles of Formation with the Secretary of State of Nevada (the “Secretary of State”) on May 31, 2024 (the “Articles of Formation”) for the purpose set forth in Section 2.05 of this Agreement; and

WHEREAS, in connection with the transactions contemplated by an Asset Purchase Agreement, dated June 11, 2024, by and among the Majority Member, Initial Minority Member, and the Company, the Majority Member and Initial Minority Member have each agreed to contribute, or cause to be contributed, to the Company certain assets and liabilities in exchange for Membership Interests; and

WHEREAS, the Members wish to enter into this Agreement setting forth the terms and conditions governing the operation and management of the Company.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
Definitions

Section 1.01 Definitions. Capitalized terms used herein and not otherwise defined shall have the meanings set forth in this Section 1.01:

“Act” means Chapter 86 of the Nevada Revised Statutes, as amended from time to time, or any corresponding provision or provisions of any succeeding or successor law of the State of Nevada.

“Additional Capital Contributions” has the meaning set forth in Section 3.03(a).

“Adjusted Capital Account Deficit” means, with respect to any Member, the deficit balance, if any, in such Member’s Capital Account as of the end of the relevant Fiscal Year, after giving effect to the following adjustments:

(a) crediting to such Capital Account any amount that such Member is obligated to restore or is deemed to be obligated to restore pursuant to Treasury Regulations Sections 1.704-1(b)(2)(ii)(c), 1.704-2(g)(1), and 1.704-2(i); and

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(b) debiting to such Capital Account the items described in Treasury Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5), and (6).

“Affiliate” means, with respect to any Person, any other Person who, directly or indirectly (including through one or more intermediaries), controls, is controlled by, or is under common control with, such Person. For purposes of this definition, “control,” when used with respect to any specified Person, shall mean the power, direct or indirect, to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities or partnership or other ownership interests, by contract, or otherwise; and the terms “controlling” and “controlled” shall have correlative meanings. Notwithstanding the foregoing, the term “Affiliate” does not, when used with respect to a Member or Manager, include the Company and vice versa.

“Agreement” means this Operating Agreement, as executed and as it may be amended, modified, supplemented, or restated from time to time, as provided herein.

“Applicable Law” means all applicable provisions of (a) constitutions, treaties, statutes, laws (including the common law), rules, regulations, decrees, ordinances, codes, proclamations, declarations, or orders of any Governmental Authority; (b) any consents or approvals of any Governmental Authority; and (c) any orders, decisions, advisory or interpretative opinions, injunctions, judgments, awards, decrees of, or agreements with, any Governmental Authority.

“Articles of Formation” has the meaning set forth in the Recitals.

“Bankruptcy” means, with respect to a Member, the occurrence of any of the following: (a) the filing of an application by such Member for, or a consent to, the appointment of a trustee of such Member’s assets; (b) the filing by such Member of a voluntary petition in bankruptcy or the filing of a pleading in any court of record admitting in writing such Member’s inability to pay its debts as they come due; (c) the making by such Member of a general assignment for the benefit of such Member’s creditors; (d) the filing by such Member of an answer admitting the material allegations of, or such Member’s consenting to, or defaulting in answering a bankruptcy petition filed against such Member in any bankruptcy proceeding; or (e) the expiration of sixty (60) days following the entry of an order, judgment, or decree by any court of competent jurisdiction adjudicating such Member bankrupt or appointing a trustee of such Member’s assets.

“BBA” means the Bipartisan Budget Act of 2015.

“Board” has the meaning set forth in Section 7.03.

“Book Depreciation” means, with respect to any Company asset for each Fiscal Year, the Company’s depreciation, amortization, or other cost recovery deductions determined for federal income tax purposes, except that if the Book Value of an asset differs from its adjusted tax basis at the beginning of such Fiscal Year, Book Depreciation shall be an amount which bears the same ratio to such beginning Book Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such Fiscal Year bears to such beginning adjusted tax basis; provided, that if the adjusted basis for federal income tax purposes of an asset at the beginning of such Fiscal Year is zero and the Book Value of the asset is positive, Book Depreciation shall be determined with reference to such beginning Book Value using any permitted method selected by unanimous consent of the Members in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(g)(3).

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“Book Value” means, with respect to any Company asset, the adjusted basis of such asset for federal income tax purposes, except as follows:

(a) the initial Book Value of any Company asset contributed by a Member to the Company shall be the gross Fair Market Value of such Company asset as of the date of such contribution;

(b) immediately prior to the distribution by the Company of any Company asset to a Member, the Book Value of such asset shall be adjusted to its gross Fair Market Value as of the date of such distribution;

(c) the Book Value of all Company assets shall be adjusted to equal their respective gross Fair Market Values, as reasonably determined (except as otherwise provided in Section 12.03(d)) by unanimous consent of the Members, as of the following times:

(i) the acquisition of an additional Membership Interest by a new or existing Member in consideration for more than a de minimis Capital Contribution;

(ii) the distribution by the Company to a Member of more than a de minimis amount of property (other than cash) as consideration for all or a part of such Member’s Membership Interest; and

(iii) the liquidation of the Company within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(g);

provided, that adjustments pursuant to clauses (i) and (ii) above need not be made if the Board reasonably determines that such adjustment is not necessary or appropriate to reflect the relative economic interests of the Members and that the absence of such adjustment does not adversely and disproportionately affect any Member;

(d) the Book Value of each Company asset shall be increased or decreased, as the case may be, to reflect any adjustments to the adjusted tax basis of such Company asset pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Account balances pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m); provided, that Book Values shall not be adjusted pursuant to this paragraph (d) to the extent that an adjustment pursuant to paragraph (c) above is made in conjunction with a transaction that would otherwise result in an adjustment pursuant to this paragraph (d); and

(e) if the Book Value of a Company asset has been determined pursuant to paragraph (a) or adjusted pursuant to paragraphs (c) or (d) above, such Book Value shall thereafter be adjusted to reflect the Book Depreciation taken into account with respect to such Company asset for purposes of computing Net Income and Net Losses.

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“Budget” has the meaning set forth in Section 7.14(a).

“Business” has the meaning set forth in Section 2.05.

“Business Day” means a day other than a Saturday, Sunday, or other day on which commercial banks in the City of New York are authorized or required to close.

“Business Opportunity” has the meaning set forth in Section 7.15(b).

“Buy-Sell Initiating Member” has the meaning set forth in Section 9.07(a).

“Buy-Sell Purchasing Member” means each Buy-Sell Responding Member, if any, that has elected to purchase the Membership Interests. If no Buy-Sell Responding Member elects to purchase the Membership Interests, the Buy-Sell Initiating Member shall be the sole Buy-Sell Purchasing Member.

“Buy-Sell Responding Member” has the meaning set forth in Section 9.07(a).

“Buy-Sell Response Notice” has the meaning set forth in Section 9.07(b).

“Call Exercise Price” has the meaning set forth in Section 9.06(a)(ii).

“Capital Account” has the meaning set forth in Section 3.04.

“Capital Contribution” means, for any Member, the total amount of cash and cash equivalents and the Book Value of any property contributed to the Company by such Member.

“Cause” means (i) the Manager’s willful failure, without substantial justification, to perform such Manager’s duties (other than any such failure resulting from incapacity due to physical or mental illness); (ii) the Manager’s willful failure to comply with any valid and legal directive of any officer as may be designated by the Board; (iii) the Manager’s willful engagement in illegal conduct, which is, in each case, materially injurious to the Company or its Affiliates; (iv) the Manager’s conviction of embezzlement, misappropriation, or fraud, whether or not related to such Manager’s position with the Company; (v) the Manager’s conviction of or plea of guilty to a crime that constitutes a felony (or state law equivalent) or a crime that constitutes a misdemeanor involving moral turpitude, if such felony or other crime is work-related, materially impairs such Manager’s ability to perform services for the Company, or results in material reputational or financial harm to the Company or its Affiliates; (vi) the Manager’s material violation of the Company’s written policies or codes of conduct, including written policies related to discrimination, harassment, performance of illegal or unethical activities, and ethical misconduct; (vii) the Manager’s willful unauthorized disclosure of Confidential Information; (viii) the Manager’s material breach of any material obligation under this Agreement or any other written agreement between such Manager and the Company; or (ix) or some other event, the occurrence of which reasonably justifies the immediate expulsion of that Manager.

“Chairman” has the meaning set forth in Section 7.10.

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“Change of Control” means, with respect to a Member, any transaction or series of related transactions (whether as a result of a tender offer, merger, consolidation, reorganization, acquisition, sale, or transfer of equity securities, proxy, power of attorney, or otherwise) that results in, or that is in connection with: (a) any Person (other than an Affiliate of such Member) or “group” (within the meaning of Section 13(d)(3) of the Exchange Act) of Persons acquiring beneficial ownership, directly or indirectly, of a majority of the then issued and outstanding voting securities or combined voting rights of such Member or any Person, directly or indirectly, controlling such Member; (b) the sale, lease, exchange, conveyance, transfer, or other disposition (whether for cash, shares of stock (or other equity interests), or other consideration) of a majority of the property and assets of such Member or any Person directly or indirectly controlling such Member and its Subsidiaries (if any), on a consolidated basis, to any Person or “group” (within the meaning of Section 13(d)(3) of the Exchange Act) of Persons (including in connection with any liquidation, dissolution, or winding up of the affairs of such Member, or any other distribution made in connection therewith); or (c) occupation of the majority of the seats on the board of directors of the Majority Member by persons who were neither (i) members of the board of directors of the Majority Member on the date of this Agreement (other than those persons contemplated by that certain Asset Purchase Agreement or appointed in accordance with Section 3.02(d)), (ii) nominated, appointed or approved by the board of directors of the Majority Member (either by a specific vote or by approval of a proxy statement issued by the Majority Member on behalf of its board of directors in which such individual is named as a nominee for director) nor (iii) nominated, appointed, or approved (either by a specific vote or by approval of a proxy statement issued by the Majority Member on behalf of its board of directors in which such individual is named as a nominee for director) by directors so nominated.

“Change of Control Notice” has the meaning set forth in Section 10.03.

“Changed Member” has the meaning set forth in Section 9.06(a).

“Code” means the Internal Revenue Code of 1986.

“Committee” has the meaning set forth in Section 7.11(a).

“Company” has the meaning set forth in the Preamble.

“Company FMV” means the price at which a willing buyer having all relevant knowledge would purchase, and a willing seller would sell, the Company, in an arm’s length transaction (including any cash or cash equivalents held by the Company, but net of any Indebtedness), as a going concern as of the date of determination in an orderly sale transaction, based on standard valuation techniques, including discounted cash flows, valuation of comparable companies, and comparable transactions: (a) taking into account the expected amount of distributions to be made to the Members prior to consummation of the sale of the applicable Membership Interest; (b) assuming that any Additional Capital Contributions theretofore required to be funded pursuant to Section 3.03(a) have been funded prior to the time of the valuation; and (c) without regard to (i) any compulsion to sell or the impact of an immediate sale, (ii) the presence or absence of a market, or (iii) any discount or premium from differences in the Members’ proportionate Membership Interests.

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“Company FMV Determination Request” has the meaning set forth in Section 9.06(a).

“Company Interest Rate” has the meaning set forth in Section 6.02(c).

“Company Minimum Gain” means “partnership minimum gain” as defined in Treasury Regulations Section 1.704-2(b)(2), substituting the term “Company” for the term “partnership” as the context requires.

“Confidential Information” has the meaning set forth in Section 10.01(a).

“Contributing Member” has the meaning set forth in Section 3.03(b).

“Control,” including the terms “controlled by” and “under common control with,” means the power to direct the affairs of a Person by reason of ownership of voting securities, by contract, or otherwise.

“Covered Person” has the meaning set forth in Section 8.01(a).

“Default Amount” has the meaning set forth in Section 3.03(b).

“Default Loan” has the meaning set forth in Section 3.03(b).

“Default Rate” has the meaning set forth in Section 3.03(b)(i).

“Defaulting Member” means a Member that has failed to make an Additional Capital Contribution pursuant to Section 3.03 for so long as it is a Non-Contributing Member.

“Designated Individual” has the meaning set forth in Section 11.04(a).

“Drag-Along Member” has the meaning set forth in Section 9.05(a).

“Drag-Along Notice” has the meaning set forth in Section 9.05(b).

“Drag-Along Sale” has the meaning set forth in Section 9.05(a).

“Dragging Member” has the meaning set forth in Section 9.05(a).

“Dissolution” means, with respect to a Member, the occurrence of any of the following: (a) if such Member is a partnership or limited liability company, the dissolution and commencement of winding up of such partnership or limited liability company; or (b) if such Member is a corporation, the dissolution of the corporation or the revocation of its charter.

“Electronic Transmission” means any form of communication not directly involving the physical transmission of paper, including the use of, or participation in, one or more electronic networks or databases (including one or more distributed electronic networks or databases), that creates a record that may be retained, retrieved, and reviewed by a recipient thereof and that may be directly reproduced in paper form by such a recipient through an automated process.

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“Encumbrance” means any mortgage, pledge, hypothecation, assignment (as security), deposit arrangement, encumbrance, lien (statutory or other), charge, or other security interest, or any preference, priority, or other security agreement or preferential arrangement of any kind or nature whatsoever having substantially the same economic effect as any of the foregoing (including, any conditional sale or other title retention agreement and any capital lease).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exercise Notice” has the meaning set forth in Section 9.06(a).

“Fair Market Value” of any asset as of any date means the purchase price that a willing buyer having all relevant knowledge would pay a willing seller for such asset in an arm’s-length transaction. Unless otherwise provided herein, Fair Market Value shall be as determined unanimously by the Members; provided, that if the Members are unable to agree on the fair market value of such asset within a reasonable period of time (not to exceed a period of twenty (20) days), such fair market value shall be determined by a Valuation Firm selected by the Board. The determination of such firm shall be final, conclusive and binding, and the fees and expenses of such valuation firm shall be borne by the Company.

“Fiscal Year” means the calendar year, unless the Company is required to have a taxable year other than the calendar year, in which case Fiscal Year shall be the period that conforms to its taxable year.

“****” has the meaning set forth in Section 3.02(a)(i).

“****” has the meaning set forth in Section 3.02(a)(ii).

“GAAP” means United States generally accepted accounting principles.

“Government Approval” means any authorization, consent, approval, waiver, exception, variance, order, exemption, publication, filing, declaration, concession, grant, franchise, agreement, permission, permit, or license of, from, or with any Government Authority, the giving of notice to or registration with any Government Authority, or any other action in respect of any Government Authority.

“Governmental Authority” means any federal, state, local, or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations, or orders of such organization or authority have the force of law), or any arbitrator, court, or tribunal of competent jurisdiction.

“Indebtedness” of any Person means (without duplication) all (a) indebtedness of such Person for borrowed money; (b) obligations of such Person which are evidenced by notes, bonds, debentures, or similar instruments; (c) obligations of such Person that have been, or should be, in accordance with GAAP, recorded as capital leases; (d) obligations of such Person that have been, or should be, in accordance with GAAP, recorded as a sale-leaseback transaction or a leveraged lease; (e) obligations of such Person in respect of letters of credit or acceptances issued or created for the account of such Person; (f) liabilities for the deferred purchase price of property or services (other than current liabilities incurred in the ordinary course of business); and (g) direct or indirect guarantees (including “keep well” arrangements, support agreements, and similar agreements) with respect to Indebtedness of any other Person.

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“Independent Third Party” means, with respect to any Member, any Person who is not an Affiliate of such Member.

“Initial Budget” has the meaning set forth in Section 7.14(a).

“Initial Capital Contribution” has the meaning set forth in Section 3.01(a).

“Initial Members” means the Majority Member and the Initial Minority Member.

“Initial Minority Member” has the meaning set forth in the preamble.

“Joinder Agreement” means the joinder agreement in form and substance attached hereto as Exhibit A.

“Liquidator” has the meaning set forth in Section 12.03(a).

“Losses” has the meaning set forth in Section 8.03(a).

“Majority Member” has the meaning set forth in the preamble.

“Majority Member Manager” has the meaning set forth in Section 7.04(a).

“Manager” has the meaning set forth in Section 7.03.

“Managers Schedule” has the meaning set forth in Section 7.05(d).

“Member” means (a) each Initial Member and (b) each Person who is hereafter admitted as a Member in accordance with the terms of this Agreement and the Act, in each case so long as such Person is shown on the Company’s books and records as the owner of a Membership Interest. The Members shall constitute the “members” (as that term is defined in the Act) of the Company.

“Member Indemnitors” has the meaning set forth in Section 8.03(f).

“Member Nonrecourse Debt” means “partner nonrecourse debt” as defined in Treasury Regulations Section 1.704-2(b)(4), substituting the term “Company” for the term “partnership” and the term “Member” for the term “partner” as the context requires.

“Member Nonrecourse Debt Minimum Gain” means an amount, with respect to each Member Nonrecourse Debt, equal to the Company Minimum Gain that would result if the Member Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Treasury Regulations Section 1.704-2(i)(3).

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“Member Nonrecourse Deduction” means “partner nonrecourse deduction” as defined in Treasury Regulations Section 1.704-2(i), substituting the term “Member” for the term “partner” as the context requires.

“Membership Interest” means an interest in the Company owned by a Member, including such Member’s right to (a) its distributive share of Net Income, Net Losses, and other items of income, gain, loss, and deduction of the Company; (b) its distributive share of the assets of the Company; (c) vote on, consent to, or otherwise participate in any decision of the Members as provided in this Agreement; and (d) any and all other benefits to which such Member may be entitled as provided in this Agreement or the Act. The Membership Interest of each Member shall be expressed as a Percentage Interest.

“Milestones” has the meaning set forth in Section 3.02(a)(ii).

“Milestone Contributions” has the meaning set forth in Section 3.02(a).

“Milestone Determination Date” has the meaning set forth in Section 3.02(b).

“Milestone Notice” has the meaning set forth in Section 3.02(a)(ii).

“Milestone Objections Notice” has the meaning set forth in Section 3.02(b).

“Net Income” and “Net Loss” mean, for each Fiscal Year or other period specified in this Agreement, an amount equal to the Company’s taxable income or taxable loss, or particular items thereof, determined in accordance with Code Section 703(a) (where, for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or taxable loss), but with the following adjustments:

(a) any income realized by the Company that is exempt from federal income taxation, as described in Code Section 705(a)(1)(B), shall be added to such taxable income or taxable loss, notwithstanding that such income is not includable in gross income;

(b) any expenditures of the Company described in Code Section 705(a)(2)(B), including any items treated under Treasury Regulations Section 1.704-1(b)(2)(iv)(I) as items described in Code Section 705(a)(2)(B), shall be subtracted from such taxable income or taxable loss, notwithstanding that such expenditures are not deductible for federal income tax purposes;

(c) any gain or loss resulting from any disposition of Company property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Book Value of the property so disposed, notwithstanding that the adjusted tax basis of such property differs from its Book Value;

(d) any items of depreciation, amortization, and other cost recovery deductions with respect to Company property having a Book Value that differs from its adjusted tax basis shall be computed by reference to the property’s Book Value (as adjusted for Book Depreciation) in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(g);

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(e) if the Book Value of any Company property is adjusted as provided in the definition of Book Value, then the amount of such adjustment shall be treated as an item of gain or loss and included in the computation of such taxable income or taxable loss; and

(f) to the extent an adjustment to the adjusted tax basis of any Company property pursuant to Code Sections 732(d), 734(b), or 743(b) is required, pursuant to Treasury Regulations Section 1.704 1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis).

“Non-Changed Member” has the meaning set forth in Section 9.06(a).

“Non-Contributing Member” has the meaning set forth in Section 3.03(b).

“Nonrecourse Deductions” has the meaning set forth in Treasury Regulations Section 1.704-2(b).

“Nonrecourse Liability” has the meaning set forth in Treasury Regulations Section 1.704-2(b)(3).

“Officers” has the meaning set forth in Section 7.12.

“Percentage Interest” means, with respect to a Member at any time, the percentage set forth opposite such Member’s name on Schedule A hereto (such percentage being understood to be reflective of the economic interest in the Company represented by such Member’s Membership Interest). The Percentage Interests shall at all times aggregate to one hundred percent (100%).

“Permitted Transfer” means a Transfer of a Membership Interest carried out pursuant to Section 9.02.

“Permitted Transferee” means a recipient of a Permitted Transfer.

“Permitted Transferring Member” has the meaning set forth in Section 9.02.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association, or other entity.

“Pro Rata Portion” means, with respect to the percentage of Membership Interests to be sold by the Selling Member and each Tag-Along Participating Member, as applicable, the percentage of Membership Interests equal to the product of (a) the aggregate percentage of Membership Interests the Proposed Transferee proposes to purchase and (b) a fraction (i) the numerator of which is equal to the percentage of Membership Interests then held by such Member and (ii) the denominator of which is equal to the percentage of Membership Interests then held by all of the Members participating in the Tag-Along Sale (including, for the avoidance of doubt, the Selling Member and the Tag-Along Participating Members).

“Put-Call Closing” has the meaning set forth in Section 9.06(b).

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“Put-Call Closing Date” has the meaning set forth in Section 9.06(c).

“Put-Call Purchase Price” has the meaning set forth in Section 9.06(d).

“Put-Call Purchasing Member” has the meaning set forth in Section 9.06(b).

“Put-Call Selling Member” has the meaning set forth in Section 9.06(b).

“Put Exercise Price” has the meaning set forth in Section 9.06(a)(i).

“Regulatory Allocations” has the meaning set forth in Section 5.02(e).

“Related-Party Agreement” means any agreement, arrangement, transaction, or understanding between the Company and any Member or Manager, or any Affiliate of a Member or Manager.

“Representative” means, with respect to any Person, any and all directors, managers, officers, employees, consultants, financial advisors, counsel, accountants, and other agents of such Person.

“Restricted Period” has the meaning set forth in Section 10.02(a).

“Revised Partnership Audit Rules” has the meaning set forth in Section 11.04(a).

“ROFR Exercise Notice” has the meaning set forth in Section 9.03(c).

“ROFR Offering Member Notice” has the meaning set forth in Section 9.03(b).

“ROFR Notice Period” has the meaning set forth in Section 9.03(c).

“ROFR Offering Interests” has the meaning set forth in Section 9.03(a).

“ROFR Offering Member” has the meaning set forth in Section 9.03(a).

“ROFR Purchasing Member” has the meaning set forth in Section 9.03(c).

“ROFR Rightholders” has the meaning set forth in Section 9.03(a).

“ROFR Transfer Period” has the meaning set forth in Section 9.03(d).

“Secretary of State” has the meaning set forth in the Recitals.

“Securities Act” means the Securities Act of 1933, as amended.

“Specified Indemnified Persons” has the meaning set forth in Section 8.03(f).

“Subsidiary” means, with respect to any Person, any other Person of which a majority of the outstanding shares or other equity interests having the power to vote for directors or comparable managers are owned, directly or indirectly, by the first Person.

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“Supermajority Approval” has the meaning set forth in Section 7.02(b).

“Tag-Along Notice” has the meaning set forth in Section 9.04(c)(i).

“Tag-Along Period” has the meaning set forth in Section 9.04(c)(i).

“Tag-Along Sale” has the meaning set forth in Section 9.04(a).

“Tag-Along Sale Notice” has the meaning set forth in Section 9.04(b).

“Tag-Along Member” has the meaning set forth in Section 9.04(a).

“Tag-Along Participating Member” has the meaning set forth in Section 9.04(c)(i).

“Tag-Along Proposed Transferee” has the meaning set forth in Section 9.04(a).

“Tag-Along Selling Member” has the meaning set forth in Section 9.04(a).

“Tax Matters Representative” has the meaning set forth in Section 11.04(a).

“Taxing Authority” has the meaning set forth in Section 6.02(b).

“Term” has the meaning set forth in Section 2.06.

“Tiebreaker Vote” has the meaning set forth in Section 7.07(c).

“Transfer” means to, directly or indirectly, sell, transfer, assign, pledge, encumber, hypothecate, or similarly dispose of, either voluntarily or involuntarily, by operation of law or otherwise, or to enter into any contract, option, or other arrangement or understanding with respect to the sale, transfer, assignment, Encumbrance, hypothecation, or similar disposition of, any Membership Interest owned by a Person or any interest (including a beneficial interest or any direct or indirect economic or voting interest) in any Membership Interest owned by a Person. “Transfer” when used as a noun shall have a correlative meaning. “Transferor” and “Transferee” mean a Person who makes or receives a Transfer, respectively.

“Treasury Regulations” means the final or temporary regulations issued by the United States Department of Treasury pursuant to its authority under the Code, and any successor regulations.

“Valuation Firm” means an independent nationally recognized investment banking or valuation firm with experience in the valuation of businesses similar to the Business.

“Withholding Advances” has the meaning set forth in Section 6.02(b).

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Section 1.02 Interpretation. For purposes of this Agreement: (a) the words “include,” “includes,” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto,” and “hereunder” refer to this Agreement as a whole. The definitions given for any defined terms in this Agreement shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine, and gender-neutral forms. Unless the context otherwise requires, references herein: (i) to Articles, Sections, and Exhibits mean the Articles and Sections of, and Exhibits attached to, this Agreement; (ii) to an agreement, instrument, or other document means such agreement, instrument, or other document as amended, supplemented, or modified from time to time to the extent permitted by the provisions thereof; and (iii) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Exhibits and Schedules referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

ARTICLE II
Organization

Section 2.01 Formation.

(a) The Company was formed on May 31, 2024 pursuant to the provisions of the Act, upon the filing of the Articles of Formation with the Secretary of State.

(b) This Agreement shall constitute the “operating agreement” (as that term is used in the Act) of the Company. The rights, powers, duties, obligations, and liabilities of the Members shall be determined pursuant to the Act and this Agreement. To the extent that the rights, powers, duties, obligations, and liabilities of any Member are different by reason of any provision of this Agreement than they would be under the Act in the absence of such provision, this Agreement shall, to the extent permitted by the Act, control.

Section 2.02 Name. The name of the Company is “SemiCab Holdings, LLC”.

Section 2.03 Principal Office. The principal office of the Company is located at 6301 NW 5th Way, Suite 2900, Fort Lauderdale, Florida, 33309, or such other place as may from time to time be determined by the Board. The Board shall give prompt notice of any such change to each of the Members.

Section 2.04 Registered Office; Registered Agent. The registered office of the Company shall be the office of the initial registered agent named in the Articles of Formation or such other office (which need not be a place of business of the Company) as the Board may designate from time to time in the manner provided by the Act and Applicable Law. The registered agent for service of process on the Company in the State of Nevada shall be the initial registered agent named in the Articles of Formation or such other Person or Persons as the Board may designate from time to time in the manner provided by the Act and Applicable Law.

Section 2.05 Purpose; Powers. The purpose of the Company is to engage in (i) to develop, market, sell, and support the an artificial intelligence and machine learning-based software solution for end use in the logistics and shipping industry (the “Business”) and (ii) any and all lawful activities necessary or incidental thereto. The Company shall have all the powers necessary or convenient to carry out the purpose for which it is formed, including the powers granted by the Act.

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Section 2.06 Term. The term of the Company (“Term”) commenced on the date the Articles of Formation was filed with the Secretary of State and shall continue in existence perpetually until the Company is dissolved in accordance with the provisions of this Agreement.

Section 2.07 No State-Law Partnership. The Members intend that the Company shall not be a partnership or common law joint venture, and that no Member, Manager, or Officer of the Company shall be a partner or joint venturer of any other Members, Manager, or Officer of the Company, for any purposes other than as set forth in Section 11.03.

ARTICLE III
Capital Contributions; Capital Accounts

Section 3.01 Initial Capital Contributions.

(a) In connection with the transactions contemplated by the Asset Purchase Agreement, the Initial Members have made the following initial Capital Contributions (each, an “Initial Capital Contribution”) to the Company in exchange for the Membership Interest in the amount set forth opposite such Initial Member’s name on Schedule A hereto:

(i) the contribution by the Majority Member of $1,000,000 within ninety (90) days of the consummation of the Asset Purchase Agreement; and

(ii) the contribution by the Initial Minority Member of the Purchased Assets and Assumed Liabilities (each as defined in the Asset Purchase Agreement) contributed by it pursuant to the Asset Purchase Agreement.

(b) The Board shall update Schedule A hereto upon the Transfer of any Membership Interest to any new or existing Member in accordance with this Agreement, or as otherwise required by the terms hereof.

Section 3.02 Milestone Contributions.

(a) In addition to the Initial Capital Contribution made by the Majority Member, such Majority Member shall make certain additional Capital Contributions based on the satisfaction of the following milestones (the “Milestone Contributions”):

(i) ****; and

(ii) ****.

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(b) Within sixty (60) days of a fiscal year end or month end, as appropriate, the Company shall provide the Members and the Board with written notice setting forth the Company’s calculation of the satisfaction of the requirements of a Milestone, together with supporting documentation relating thereto (the “Milestone Notice”). The Majority Member shall have thirty (30) days to review the Milestone Notice and to notify the Company of any objections to the calculations included in the Milestone Notice (“Milestone Objections Notice”). Within ten (10) Business Days of any Milestone Objections Notice, the Board shall obtain an abridged revenue audit for the measurement period and calculations set forth in such Milestone Objections Notice (“Milestone Determination Date”). The determination of such audit shall be final, conclusive and binding, and the fees and expenses of such audit shall be borne by the Company.

(c) Unless the Majority Member has delivered an Milestone Objections Notice to the Company, the Majority Member shall be deemed to have accepted and agreed to the Milestone Notice and the calculations therein, and the Majority Member shall then have fifteen (15) days to pay the full funding amount required by Section 3.02(a)(i) or 3.02 (a)(ii) as applicable. The Majority Member shall have fifteen (15) days from a Milestone Determination Date to pay the full funding amount required by Section 3.02(a)(i) or 3.02 (a)(ii) as applicable.

(d) In the event that the Company meets the criteria of either Milestone and the Majority Member fails to comply with Section 3.02(c), then the Majority Member shall request that two (2) directors of the Majority Member’s board of directors resign from such board and the Majority Member shall then appoint two (2) directors to fill such vacancies, both of whom shall be nominated by Ajesh Kapoor; provided that the maximum number of directors that Mr. Kapoor shall have the right to appoint under this Section 3.02(d) shall be two.

Section 3.03 Additional Capital Contributions.

(a) Subject to the approval of the Majority Member in accordance with Section 7.02(a), in addition to their Initial Capital Contributions, from time to time, the Members shall make additional Capital Contributions in cash, in proportion to their respective Percentage Interests, as determined by the Board from time to time to be reasonably necessary to pay any operating, capital, or other expenses relating to the Business and (such additional Capital Contributions, the “Additional Capital Contributions”); provided, that such Additional Capital Contributions shall not exceed the corresponding amounts expressly provided for in the then approved Budget. Upon the Board making such determination to call for Additional Capital Contributions, the Board shall deliver to the Members a written notice of the Company’s need for Additional Capital Contributions, which notice shall specify in reasonable detail (i) the purpose for such Additional Capital Contributions, (ii) the aggregate amount of such Additional Capital Contributions, (iii) each Member’s pro rata share of such aggregate amount of Additional Capital Contributions (based upon such Member’s Percentage Interest), and (iv) the date (which date shall not be less than sixty (60) Business Days following the date that such notice is given) on which such Additional Capital Contributions shall be required to be made by the Members.

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(b) If any Member shall fail to timely make, or notifies the other Members that it shall not make, all or any portion of any Additional Capital Contribution which such Member is obligated to make under Section 3.03(a), then such Member shall be deemed to be a “Non-Contributing Member.” A Member that is not a Defaulting Member (a “Contributing Member”) shall be entitled, but not obligated, to loan to the Non-Contributing Member, by contributing to the Company on its behalf, all or any part of the amount (the “Default Amount”) that the Non-Contributing Member failed to contribute to the Company (each such loan, a “Default Loan”); provided, that such Contributing Member shall have contributed to the Company its pro rata share of the applicable Additional Capital Contribution. The proceeds of such Default Loan shall be treated as an Additional Capital Contribution by the Non-Contributing Member.

(i) Each Default Loan shall bear interest (compounded monthly on the first day of each calendar month) on the unpaid principal amount thereof from time to time remaining from the date advanced until repaid, at the lesser of (i) fifteen percent (15%) per annum and (ii) the maximum rate permitted at law (the “Default Rate”). Default Loans shall be repaid out of any distributions that would otherwise be made to the Non-Contributing Member, as more fully provided in Section 3.03(c); provided, that, so long as a Default Loan is outstanding, the Non-Contributing Member shall have the right to repay it (together with interest then due and owing) in whole or in part. Upon a repayment in full of a Default Loan made to a Non-Contributing Member or any unpaid Default Amount (together with interest accrued thereon as provided in Section 3.03(c)), such Non-Contributing Member shall (so long as it does not have any other outstanding Default Loans and is not otherwise a Non-Contributing Member with respect to any other Additional Capital Contributions) cease to be a Non-Contributing Member.

(c) Notwithstanding any other provisions of this Agreement, any amount that otherwise would be paid or distributed to a Non-Contributing Member pursuant to Section 6.01 or ARTICLE XII shall not be paid to such Non-Contributing Member but shall be deemed paid and applied on behalf of such Non-Contributing Member (i) first, to accrued and unpaid interest on all Default Loans (in the order of their original maturity dates) made to such Non-Contributing Member (in the order of their original maturity dates), (ii) second, to the outstanding principal amount of such Default Loans (in the order of their original maturity dates), and (iii) third, to fund any Additional Capital Contribution of such Non-Contributing Member that has not been paid when due or funded pursuant to a Default Loan; provided that any unpaid Default Amount that is not funded pursuant to a Default Loan shall bear interest at the Default Rate (compounded monthly on the first day of each calendar month) from the date such Additional Capital Contribution was due until paid in full to the Company.

(d) Notwithstanding the foregoing, if a Non-Contributing Member fails to make its Additional Capital Contribution in accordance with Section 3.03(a), without limitation of any other rights or remedies that may be available, a Contributing Member may institute proceedings against the Non-Contributing Member, either in the Contributing Member’s own name or on behalf of the Company, to obtain payment of the Non-Contributing Member’s portion of the unpaid Additional Capital Contribution, together with interest accrued thereon at the Default Rate from the date that such Additional Capital Contribution was due until the date that such Additional Capital Contribution is made, at the cost and expense of the Non-Contributing Member.

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(e) Each Member acknowledges and agrees that it would be impracticable or extremely difficult to determine the actual damages incurred by a Contributing Member as a result of a failure of a Member to fund its portion of an Additional Capital Contribution, and that the entitlement of a Contributing Member to exercise the remedies described in this Section 3.03 is fair and reasonable.

(f) Except as set forth in Sections 3.02, 3.03 or 3.06, neither Member shall be required to make additional Capital Contributions or make loans to the Company.

Section 3.04 Maintenance of Capital Accounts. The Company shall establish and maintain for each Member a separate capital account (a “Capital Account”) on its books and records in accordance with this Section 3.04. Each Capital Account shall be established and maintained in accordance with the following provisions:

(a) Each Member’s Capital Account shall be increased by the amount of:

(i) such Member’s Capital Contributions, including such Member’s initial Capital Contribution and any Additional Capital Contributions;

(ii) any Net Income or other item of income or gain allocated to such Member pursuant to ARTICLE V; and

(iii) any liabilities of the Company that are assumed by such Member or secured by any property distributed to such Member.

(b) Each Member’s Capital Account shall be decreased by:

(i) the cash amount or Book Value of any property distributed to such Member pursuant to ARTICLE VI and Section 12.03(c);

(ii) the amount of any Net Loss or other item of loss or deduction allocated to such Member pursuant to ARTICLE V; and

(iii) the amount of any liabilities of such Member assumed by the Company or that are secured by any property contributed by such Member to the Company.

Section 3.05 Succession Upon Transfer. In the event that any Membership Interest is Transferred in accordance with the terms of this Agreement, the Transferee shall succeed to the Capital Account of the Transferor to the extent it relates to the Transferred Membership Interest and, subject to Section 5.04, shall receive allocations and distributions pursuant to ARTICLES V, VI, and XII in respect of such Membership Interest.

Section 3.06 Negative Capital Accounts. In the event that any Member shall have a deficit balance in its Capital Account, such Member shall have no obligation, including during the Term or upon dissolution or liquidation of the Company, to restore such negative balance or make any Capital Contributions to the Company by reason thereof, except as may be required by Applicable Law or in respect of any negative balance resulting from a withdrawal of capital or dissolution in contravention of this Agreement.

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Section 3.07 No Withdrawals from Capital Accounts. No Member shall be entitled to withdraw any part of its Capital Account or to receive any distribution from the Company, except as otherwise provided in this Agreement. No Member shall receive any interest, salary, management, or service fees, or drawing with respect to its Capital Contributions or its Capital Account, except as otherwise provided in this Agreement. The Capital Accounts are maintained for the sole purpose of allocating items of income, gain, loss, and deduction among the Members and shall have no effect on the amount of any distributions to any Members, in liquidation or otherwise.

Section 3.08 Loans From Members. Each of the Members acknowledge that from time-to-time Members, or their Affiliates, may make loans to the Company, the proceeds of which are intended to be used as working capital for the Company and/or to finance in whole or in part the acquisition of additional assets (“Member Loans”). The terms of such Member Loans shall be approved the Board. Loans by any Member to the Company shall not be considered Capital Contributions and shall not affect the maintenance of such Member’s Capital Account, other than to the extent provided in Section 3.04(a)(iii), if applicable.

Section 3.09 Modifications. The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Treasury Regulations Section 1.704-1(b) and shall be interpreted and applied in a manner consistent with such Treasury Regulations. If the Board determines that it is prudent to modify the manner in which the Capital Accounts, or any increases or decreases to the Capital Accounts, are computed in order to comply with such Treasury Regulations, the Board may authorize such modifications.

ARTICLE IV
Members

Section 4.01 Admission of New Members.

(a) A new Member may be admitted from time to time in connection with a Transfer of a Membership Interest in accordance with this Agreement, subject to compliance with the provisions of ARTICLE IX, and following compliance with the provisions of Section 4.01(b).

(b) In order for any Person not already a Member of the Company to be admitted as a Member, such Person shall have executed and delivered to the Company a written undertaking substantially in the form of the Joinder Agreement. Upon the amendment of Schedule A hereto and the satisfaction of any applicable conditions as may reasonably be deemed necessary by the Board to effect such admission, such Person shall be admitted as a Member and deemed listed as such on the books and records of the Company. The Board shall also adjust the Capital Accounts of the Members as necessary in accordance with Sections 3.04 or 3.05.

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(c) Any Member that proposes to Transfer its Membership Interest shall (i) be responsible for the payment of expenses incurred by it in connection with such Transfer, whether or not consummated, and (ii) except in connection with a Transfer pursuant to Section 9.05, reimburse the Company and the other Members for all reasonable expenses (including reasonable attorneys’ fees and expenses) incurred by or on behalf of the Company or such other Members in connection with such proposed Transfer, whether or not consummated.

Section 4.02 No Personal Liability. Except as otherwise provided in the Act, by Applicable Law, or expressly in this Agreement, no Member will be obligated personally for any debt, obligation, or liability of the Company or another Members, whether arising in contract, tort, or otherwise, solely by reason of being a Member.

Section 4.03 No Withdrawal. So long as a Member continues to hold any Membership Interest, such Member shall not have the ability to withdraw or resign as a Member prior to the dissolution and winding up of the Company and any such withdrawal or resignation or attempted withdrawal or resignation by a Member prior to the dissolution or winding up of the Company shall be null and void. As soon as any Person who is a Member ceases to hold any Membership Interests, such Person shall no longer be a Member. A Member shall cease to be a Member as a result of its Bankruptcy.

Section 4.04 No Interest in Company Property. No real or personal property of the Company shall be deemed to be owned by any Member individually, but shall be owned by, and title shall be vested solely in, the Company. Without limiting the foregoing, each Member hereby irrevocably waives during the term of the Company any right that such Member may have to maintain any action for partition with respect to the property of the Company.

ARTICLE V
Allocations

Section 5.01 Allocation of Net Income and Net Loss. For each Fiscal Year (or portion thereof), after giving effect to the special allocations set forth in Section 5.02, Net Income and Net Loss of the Company shall be allocated among the Members pro rata in accordance with their Membership Interests.

Section 5.02 Regulatory and Special Allocations. Notwithstanding the provisions of Section 5.01:

(a) If there is a net decrease in Company Minimum Gain (determined according to Treasury Regulations Section 1.704-2(d)(1)) during any Fiscal Year, each Member shall be specially allocated Net Income for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to such Member’s share of the net decrease in Company Minimum Gain, determined in accordance with Treasury Regulations Section 1.704-2(g). The items to be so allocated shall be determined in accordance with Treasury Regulations Sections 1.704-2(f)(6) and 1.704-2(j)(2). This Section 5.02 is intended to comply with the “minimum gain chargeback” requirement in Treasury Regulations Section 1.704-2(f) and shall be interpreted consistently therewith.

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(b) Member Nonrecourse Deductions shall be allocated in the manner required by Treasury Regulations Section 1.704-2(i). Except as otherwise provided in Treasury Regulations Section 1.704-2(i)(4), if there is a net decrease in Member Nonrecourse Debt Minimum Gain during any Fiscal Year, each Member that has a share of such Member Nonrecourse Debt Minimum Gain shall be specially allocated Net Income for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to that Member’s share of the net decrease in Member Nonrecourse Debt Minimum Gain. Items to be allocated pursuant to this paragraph shall be determined in accordance with Treasury Regulations Sections 1.704-2(i)(4) and 1.704-2(j)(2). This Section 5.02(b) is intended to comply with the “minimum gain chargeback” requirements in Treasury Regulations Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

(c) Nonrecourse Deductions shall be allocated to the Members in accordance with their Membership Interests.

(d) In the event any Member unexpectedly receives any adjustments, allocations, or distributions described in Treasury Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5), or (6), Net Income shall be specially allocated to such Member in an amount and manner sufficient to eliminate the Adjusted Capital Account Deficit created by such adjustments, allocations, or distributions as quickly as possible. This Section 5.02(d) is intended to comply with the qualified income offset requirement in Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

(e) The allocations set forth in paragraphs (a), (b), (c), and (d) above (the “Regulatory Allocations”) are intended to comply with certain requirements of the Treasury Regulations under Code Section 704. Notwithstanding any other provisions of this ARTICLE V (other than the Regulatory Allocations), the Regulatory Allocations shall be taken into account in allocating Net Income and Net Losses among Members so that, to the extent possible, the net amount of such allocations of Net Income and Net Losses and other items and the Regulatory Allocations to each Member shall be equal to the net amount that would have been allocated to such Member if the Regulatory Allocations had not occurred.

Section 5.03 Tax Allocations.

(a) Subject to Sections 5.03(b), 5.03(c), and 5.03(d), all income, gains, losses, and deductions of the Company shall be allocated, for federal, state, and local income tax purposes, among the Members in accordance with the allocation of such income, gains, losses, and deductions pursuant to Sections 5.01 and 5.02, except that if any such allocation for tax purposes is not permitted by the Code or other Applicable Law, the Company’s subsequent income, gains, losses, and deductions shall be allocated among the Members for tax purposes, to the extent permitted by the Code and other Applicable Law, so as to reflect as nearly as possible the allocation set forth in Sections 5.01 and 5.02.

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(b) Items of Company taxable income, gain, loss, and deduction with respect to any property contributed to the capital of the Company shall be allocated among the Members in accordance with Code Section 704(c) and the traditional method with curative allocations of Treasury Regulations Section 1.704-3(c), so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its Book Value.

(c) If the Book Value of any Company asset is adjusted pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(f) as provided in clause (c) of the definition of Book Value in Section 1.01, subsequent allocations of items of taxable income, gain, loss, and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Book Value in the same manner as under Code Section 704(c).

(d) Allocations of tax credit, tax credit recapture, and any items related thereto shall be allocated to the Members according to their interests in such items as determined by the Board taking into account the principles of Treasury Regulations Section 1.704-1(b)(4)(ii).

(e) Allocations pursuant to this Section 5.03 are solely for purposes of federal, state, and local taxes and shall not affect, or in any way be taken into account in computing, any Member’s Capital Account or share of Net Income, Net Losses, distributions, or other items pursuant to any provisions of this Agreement.

Section 5.04 Allocations in Respect of Transferred Membership Interests. In the event of a Transfer of a Membership Interest during any Fiscal Year made in compliance with the provisions of ARTICLE IX, Net Income, Net Losses, and other items of income, gain, loss, and deduction of the Company attributable to such Membership Interest for such Fiscal Year shall be determined using the interim closing of the books method.

ARTICLE VI
Distributions

Section 6.01 General.

(a) Any available cash of the Company, after allowance for payment of all Company obligations then due and payable, including debt service, operating expenses, and such other reasonable reserves as the Board, acting in accordance with Section 7.02(b)(iv), may determine, shall be distributed to the Members, on at least an annual basis, pro rata in accordance with their respective Percentage Interests.

(b) If a Member has (i) an unpaid Additional Capital Contribution that is overdue and/or (ii) an outstanding Default Loan, any amount that otherwise would be distributed to such Member pursuant to Section 6.01 or ARTICLE XII (up to the amount of such unpaid Additional Capital Contribution or outstanding Default Loan, together with interest accrued thereon) shall not be paid to such Member but shall be deemed distributed to such Member and applied on behalf of it pursuant to Section 3.03(c).

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(c) Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not make any distribution to the Members if such distribution would violate the Act or other Applicable Law or if such distribution is prohibited by the Company’s then-applicable debt financing agreements.

Section 6.02 Tax Withholding; Withholding Advances.

(a) Each Member agrees to furnish the Company with any representations and forms as shall be reasonably requested by the Board to assist the Company in determining the extent of, and in fulfilling, any withholding obligations it may have.

(b) The Company is hereby authorized at all times to make payments (“Withholding Advances”) with respect to each Member in amounts required to discharge any obligation of the Company (as determined by the Tax Matters Representative based on the advice of legal or tax counsel to the Company) to withhold or make payments to any federal, state, local, or foreign taxing authority (a “Taxing Authority”) with respect to any distribution or allocation by the Company of income or gain to such Member and to withhold the same from distributions to such Member. Any funds withheld from a distribution by reason of this Section 6.02(b) shall nonetheless be deemed distributed to the Member in question for all purposes under this Agreement.

(c) Any Withholding Advance made by the Company to a Taxing Authority on behalf of a Member and not simultaneously withheld from a distribution to that Member shall, with interest thereon accruing from the date of payment at a rate equal to the prime rate published in the Wall Street Journal on the date of payment plus two percent (2.0%) per annum (the “Company Interest Rate”):

(i) be promptly repaid to the Company by the Member on whose behalf the Withholding Advance was made (which repayment by the Member shall not constitute a Capital Contribution, but shall credit the Member’s Capital Account if the Board shall have initially charged the amount of the Withholding Advance to the Capital Account); or

(ii) with the consent of the Board (not including, for purposes of such vote any Managers designated by the Member on whose behalf the Withholding Advance has been made), be repaid by reducing the amount of the next succeeding distribution or distributions to be made to such Member (which reduction amount shall be deemed to have been distributed to the Member, but which shall not further reduce the Member’s Capital Account if the Board shall have initially charged the amount of the Withholding Advance to the Capital Account).

Interest shall cease to accrue from the time the Member on whose behalf the Withholding Advance was made repays such Withholding Advance (and all accrued interest) by either method of repayment described above.

(d) Each Member hereby agrees to indemnify and hold harmless the Company and the other Members from and against any liability with respect to taxes, interest, or penalties that may be asserted by reason of the Company’s failure to deduct and withhold tax on amounts distributable or allocable to such Member. The Company may pursue and enforce all rights and remedies it may have against each Member under this Section 6.02, including bringing a lawsuit to collect repayment with interest of any Withholding Advances.

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(e) Neither the Company nor any Manager shall be liable for any excess taxes withheld in respect of any distribution or allocation of income or gain to a Member. In the event of an excess withholding, a Member’s sole recourse shall be to apply for a refund from the appropriate Taxing Authority.

(f) The provisions of this Section 6.02 and the obligations of a Member pursuant to Section 6.02 shall survive the termination, dissolution, liquidation, and winding up of the Company and the withdrawal of such Member from the Company or Transfer of such Member’s Units.

Section 6.03 Distributions in Kind. No Member has the right to demand or receive property other than cash in payment for its share of any distribution made in accordance with this Agreement. Except as provided in Section 12.03(d), non-cash distributions are not permitted without the unanimous consent of the Board.

ARTICLE VII
Management

Section 7.01 Management of the Company. The business and affairs of the Company shall be managed by the Board of Managers, subject to Section 7.02.

Section 7.02 Member Decisions.

(a) Without the approval of the Majority Member (“Majority Member Decision”), the Company and the Board shall not, and shall not enter into any commitment to:

(i) make any material change to the nature or model of the Business conducted by the Company or enter into any business other than the Business;

(ii) approve of any replacement of a Manager;

(iii) approve of the appointment of any Manager as an executive officer of the Company;

(iv) approve the Budget for any Fiscal Year or any amendment, modification, or supplement thereto or authorize or incur expenses by an amount in excess of ten percent (10%) the corresponding amounts set forth in the then approved Budget;

(v) call on any Member to make any Additional Capital Contribution, other than the Milestone Contributions; and

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(vi) appoint or remove the Company’s auditors.

(b) Supermajority Approval by the Members. Notwithstanding anything herein to the contrary, the Company shall not, and shall not enter into any commitment to (and the Board shall not authorize or permit the Company to), do any of the following without the affirmative vote or approval of at least 85% of the Members (“Supermajority Approval”):

(i) except as provided in Section 13.09, amend, modify, or waive the Articles of Formation or this Agreement;

(ii) issue, repurchase, or redeem any Membership Interest (or other equity interest or any securities convertible into or exercisable for any Membership Interest or other equity interest), admit additional Members (other than in accordance with the provisions of ARTICLE IX), or accept any additional Capital Contribution other than as provided in Sections 3.02 and 3.03;

(iii) authorize any distribution other than as required by Section 6.01(a), Section 12.03(c), or in accordance with Section 12.03(d);

(iv) establish any reserve under Section 6.01(a);

(v) incur any Indebtedness, pledge or grant Encumbrances on any assets, or guarantee, assume, endorse, or otherwise become responsible for the obligations of any other Person, if the aggregate Indebtedness of the Company following such action would exceed $1,000,000;

(vi) make any loan, advance, or other investment in or to any Person, other than (x) to the extent approved or authorized in the Budget, or (y) in the ordinary course of business;

(vii) enter into or effect any transaction or series of related transactions involving the purchase, lease, license, exchange, or other acquisition (including by merger, consolidation, acquisition of stock, or acquisition of assets) of any assets and/or equity interests of any Person having a value in excess of $250,000, other than in the ordinary course of business;

(viii) enter into or effect any transaction or series of related transactions involving the sale, lease, license, exchange, or other disposition (including by merger, consolidation, sale of stock, or sale of assets) of any assets having a value in excess of $250,000;

(ix) approve any merger, consolidation, conversion, or other combination with or into any other Person;

(x) establish a Subsidiary or enter into any joint venture or similar business arrangement;

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(xi) initiate or settle any lawsuit, legal action, dispute, arbitration, mediation, or other similar judicial or administrative proceeding, or agree to the provision of any equitable relief;

(xii) initiate or consummate an initial public offering, make a public offering and sale of any membership interests or any other securities of the Company or any successor entity, or otherwise become subject to the periodic reporting requirements of Sections 13 or 15(d) of the Exchange Act;

(xiii) appoint or remove the Company’s legal counsel or make any changes in the accounting methods or policies (other than as required by GAAP);

(xiv) except as expressly provided in this Agreement, enter into, enter into any commitment to enter into, extend, amend in any material respect, waive, supplement, or terminate (other than pursuant to its terms) any Related-Party Agreement;

(xv) subject to a Majority Member Decision set forth in Section 7.02(a)(iii), hire or terminate any Officer, change any compensation policies applicable to any such officer, or enter into any material agreement with respect to any such officer’s employment, severance, consultancy, or other service; or

(xvi) establish, dissolve, modify in any material respect the role or authority of, or change the composition of a Committee; or

(xvii) initiate a bankruptcy or consent to any involuntary bankruptcy proceeding or, except as provided in ARTICLE XII, dissolve, liquidate, or wind-up the Company.

Section 7.03 Establishment of the Board. A board of managers of the Company (the “Board”) is hereby established and shall be comprised of natural Persons (each such Person, a “Manager”) who shall be designated in accordance with the provisions of Section 7.04. The business and affairs of the Company shall be managed, operated, and controlled by or under the direction of the Board, and the Board shall have, and is hereby granted, the full, complete, and exclusive power, authority, and discretion for, on behalf of, and in the name of the Company, to take such actions as it may in its sole discretion deem necessary or advisable to carry out any and all of the objectives and purposes of the Company, subject only to the terms of this Agreement. No Manager, acting in such Manager’s capacity as such, shall have any authority to bind the Company with respect to any matter except pursuant to a resolution authorizing such action that is duly adopted by the Board by the affirmative vote required with respect to such matter pursuant to this Agreement. Except as expressly provided herein or by Applicable Law, no Member, in its capacity as a Member, shall have any power or authority over the business and affairs of the Company or any power or authority to act for or on behalf of, or to bind, the Company.

Section 7.04 Board Composition.

(a) The Company and the Members shall take such actions as may be required to ensure that the number of Managers constituting the Board is at all times four (4). The Board shall be comprised as follows: one (1) individual designated by the Majority Member (the “Majority Member Manager”), Scott Mahoney, Geordan Pursglove, and Ajesh Kapoon.

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(b) At all times, the composition of any board of directors, board of managers, or similar governing body of any Subsidiary of the Company shall be the same as that of the Board. Unless otherwise determined by the Board, acting with the unanimous consent of the Board, the quorum, removal rights, meeting procedures, and voting requirements set forth in this ARTICLE VII with respect to the Board shall apply mutatis mutandis to Subsidiaries of the Company and the boards of directors, boards of managers, or similar governing bodies of such Subsidiaries.

Section 7.05 Removal; Resignation; Vacancies.

(a) A Manager may be removed or replaced at any time from the Board, for Cause only, by an affirmative vote by the Board; provided that only the Majority Member may remove or replace the Majority Member Manager. No Manager may be removed except in accordance with this Section 7.05(a).

(b) A Manager may resign at any time from the Board by delivering such Manager’s written resignation to the Board and, in the case of the Majority Member Manager, also to the Majority Member. Any such resignation shall be effective upon receipt thereof unless it is specified to be effective at some other time or upon the occurrence of some other event. The Board’s or Company’s acceptance of a resignation shall not be necessary to make it effective. A resigning Manager may nominate and appoint a replacement Manager to fill the vacancy caused by such Manager’s resignation.

(c) Subject to Section 7.05(b), the Board shall nominate and appoint a replacement Manager to any vacancy on the Board resulting from the resignation, removal, death, or disability of a Manager, with such appointment to become effective immediately upon delivery of such written notice of such appointment to the other Members and the Chairman.

(d) The Board shall maintain a schedule of all Managers with their respective mailing addresses (the “Managers Schedule”), and shall update the Managers Schedule upon the designation, removal, or replacement of any Manager in accordance with Section 7.04 or this Section 7.05.

(e) Each party hereto shall take all necessary action to carry out fully the provisions of Section 7.04 and the foregoing provisions of this Section 7.05 to ensure that the Board and the board of directors or other governing body of any Subsidiary of the Company consists of the Managers that are duly designated in accordance with such sections.

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Section 7.06 Meetings.

(a) Regular meetings of the Board shall be held when and as determined by the Board at such dates and times as the Board may designate. Special meetings of the Board may be called at any time by the Chairman and shall be called by the Chairman at the written request of any Manager who makes such request in good faith. Meetings of the Board may be held either in person at the executive office of the Company or by telephone or video conference or other communication device that permits all Managers participating in the meeting to hear each other.

(b) Written notice of a meeting of the Board stating the place, date, and hour of the meeting and the purpose or purposes for which the meeting is called shall be given to each Manager by electronic mail at least seven (7) days before the date of the meeting; provided that, in the case of a special meeting, the Chairman or the Manager requesting the meeting may reduce the advance notice period to not less than three (3) Business Days if the Chairman or such Manager determines, acting reasonably and in good faith, that it is necessary and in the best interests of the Company for the Board to take action within a time period of less than seven (7) days. Notice of any meeting may be waived in writing by any Manager. Presence at a meeting shall constitute waiver of any deficiency of notice under this Section 7.06(b), except when a Manager attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting was not called or convened in accordance with this Agreement and does not otherwise attend the meeting.

(c) The Secretary of the Company (or the Chairman, if there is no Secretary) shall circulate to each Manager an agenda for each regular meeting not less than three (3) Business Days in advance of such meeting. In the case of a regular meeting, such agenda shall include a discussion of the financial reports most recently delivered pursuant to Section 11.01 and any other matters that a Manager may reasonably request to be included on such agenda. In the case of a special meeting, the agenda for such meeting shall be established by the Chairman and shall, if applicable, include any matters specified by the Manager requesting such meeting, and shall be provided to each Manager at the time such special meeting is called.

(d) The decisions and resolutions of the Board shall be recorded in minutes, which shall state the date, time, and place of the meeting (or the date of any written consent in lieu of a meeting), the Managers present at the meeting, the resolutions put to a vote (or the subject of a written consent) and the results of such voting or written consent. The minutes shall be entered in a minute book kept at the principal office of the Company and a copy of the minutes of each Board meeting shall be provided to each Manager.

Section 7.07 Quorum; Participation; Binding Acts; Proxy.

(a) Quorum. A majority of the Managers serving on the Board shall constitute a quorum for the transaction of business of the Board. At all times when the Board is conducting business at a meeting of the Board, a quorum of the Board must be present at such meeting. If a quorum shall not be present at any meeting of the Board, then the Managers present at the meeting may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present.

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(b) Participation. Any Manager may participate in a meeting of the Board or any Committee by telephone or video conference or other communications device that permits all Managers participating in the meeting to hear each other, and participation in a meeting by such means shall constitute presence in person at such meeting. A Manager may vote or be present at a meeting either in person or by proxy, and such proxy may be granted in writing, by means of Electronic Transmission, or as otherwise permitted by Applicable Law.

(c) Binding Acts. Each Manager shall have one vote on all matters submitted to the Board or any Committee; provided, however, that, notwithstanding anything herein to the contrary and without limitation of any other rights or remedies that may be available, if and for so long as a Member is a Defaulting Member, any Managers designated by such Member shall cease to have any voting, consent, or approval rights on any matters voted on by the Board and any decision that requires the vote, consent, or approval of Managers designated by such Defaulting Member shall be made without regard to such Managers or any requirement to obtain the vote, consent, or approval of such Managers. Except as otherwise set forth in this Agreement (including Section 7.02(b)), the affirmative vote of 75% of the Managers in attendance at any meeting of the Board or any Committee at which a quorum is present shall be required to authorize any action by the Board or Committee and shall constitute the action of the Board or Committee for all purposes. If the Board is unable to agree on any matter pursuant to this Section 7.07(c) and such disagreement continues for two (2) days despite good faith deliberations, then the Chairman shall be entitled to cast an additional vote to break any tie (“Tiebreaker Vote”).

(d) Proxy. Each Manager may authorize another individual (who may or may not be a Manager) to act for such Manager by proxy at any meeting of the Board or any Committee, or to express consent or dissent to a Company action in writing without a meeting. Any such proxy may be granted in writing, by Electronic Transmission, or as otherwise permitted by Applicable Law.

Section 7.08 Action By Written Consent. Any permitted or required action of the Board may be taken without a meeting if a consent in writing, setting forth the action to be taken, is signed unanimously by all the Managers. Such consent shall have the same force and effect as a vote at a meeting where a quorum was present and may be stated as such in any document or instrument filed with the Secretary of State.

Section 7.09 Compensation; No Employment. Each Manager shall serve without compensation in their capacity as such. Each Manager shall be entitled to reimbursement from the Company for such Manager’s reasonable and necessary out-of-pocket expenses incurred in the performance of their duties as a Manager, pursuant to such policies as may from time to time be established by the Board. This Agreement does not, and is not intended to, confer upon any Manager any rights with respect to employment by the Company or any Subsidiary of the Company, and nothing herein shall be construed to have created any employment agreement or relationship with any Manager.

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Section 7.10 Chairman of the Board. The Majority Member Manager shall act as Chairman of the Board (“Chairman”) and preside at all meetings of the Board at which such Chairman is present. For the avoidance of doubt, a Manager shall not be considered to be an officer of the Company by virtue of holding the position of Chairman and, except as expressly provided herein, shall not have any rights or powers different from any other Manager other than with respect to any procedural matters to the extent delegated by the Board or as expressly set forth in this Agreement.

Section 7.11 Committees.

(a) The Board may, by resolution adopted in accordance with Section 7.02(b)(xvi), designate from among the Managers one or more committees of the Board (each, a “Committee”), each of which shall be comprised of one or more Managers. Any such Committee, to the extent provided in the resolution forming such Committee, shall have and may exercise the authority of the Board. The Board, acting in accordance with Section 7.02(b)(xvi), may dissolve any Committee at any time.

(b) Except as otherwise provided in the resolution initially establishing such Committee, the presence in person or by proxy of a number of Managers equal to a majority of the total number of Managers comprising the applicable Committee shall constitute a quorum for the conduct of business at any meeting of such Committee. Except as otherwise provided in the resolution adopting such Committee, actions of any Committee shall be made and determined in accordance with Sections 7.07(b), 7.07(c), and 7.07(d). Notice of Committee meetings shall be given to each member of the Committee in the manner provided in Section 7.06(b).

Section 7.12 Officers. The Board, subject to Section 7.02(b)(xv), may appoint individuals as officers of the Company (the “Officers”) as it deems necessary or desirable to carry on the business of the Company and the Board may delegate to such Officers such powers and authorities as the Board deems advisable. No Officer need be a Member or Manager. Any individual may hold two or more offices of the Company. Each Officer shall hold office until such Officer’s successor is appointed by the Board or until such Officer’s earlier death, resignation, or removal. Any Officer may resign at any time on written notice to the Board. Any Officer may be removed by the Board, acting in accordance with Section 7.02(b)(xv), with or without cause at any time. A vacancy in any office occurring because of death, resignation, removal, or otherwise, may, but need not, be filled by the Board.

Section 7.13 No Personal Liability. Except as otherwise provided in the Act or by Applicable Law, no Manager or Officer will be obligated personally for any debt, obligation, or liability of the Company, whether arising in contract, tort, or otherwise, solely by reason of being a Manager or Officer.

Section 7.14 Budget.

(a) As soon as practicable after the filing of the Articles of Formation, and subject to approval by the Board, the Company shall adopt the initial business plan and annual budget for the Company through the Fiscal Year ending 2024 (collectively, the “Initial Budget”). The Board shall operate or cause to be operated the Company in accordance with the Initial Budget, as it may thereafter be amended, modified, or replaced in accordance with Section 7.14(b) (as so amended, modified, or replaced and in effect from time to time, the “Budget”).

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(b) At least sixty (60) days before the beginning of each Fiscal Year (commencing with the Fiscal Year ending December 31), the Chief Executive Officer shall prepare and submit to the Board proposed revisions to the Budget for such upcoming Fiscal Year. The Company shall operate in accordance with the then approved Budget until a revised Budget is approved in accordance with Section 7.02(a)(iv).

Section 7.15 Other Activities; Business Opportunities.

(a) Except as provided in Section 7.15(b) and Section 10.02, nothing contained in this Agreement shall prevent any Member or Manager or any of their Affiliates from engaging in any other activities or businesses, regardless of whether those activities or businesses are similar to or competitive with the Business; provided that such Member or Manager or Affiliate does not engage in such activity or business as a result of or using Confidential Information. None of the Members or Managers or any of their Affiliates shall be obligated to account to the Company or to the Members for any profits or income earned or derived from such other activities or businesses. None of the Members or Managers or any of their Affiliates shall be obligated to inform the Company or any Member of any business opportunity of any type or description.

(b) Notwithstanding Section 7.15(a), if a Member or Manager is offered or discovers a business opportunity of the type and character that is within the scope of the Business (a “Business Opportunity”), such Member or Manager shall, prior to pursuing such Business Opportunity, offer to the Company the right to pursue such Business Opportunity for the benefit of the Company, regardless of whether such Member or Manager believes the Company would be able (financially or otherwise) or willing to pursue such Business Opportunity. If the Board has not determined that the Company will pursue such Business Opportunity within ten (10) days after its presentation to the Company, the presenting Member or Manager shall, subject to the provisions of Section 10.02, be free to pursue such Business Opportunity as such Member or Manager shall determine in its sole discretion; provided that such Member or Manager has delivered written notice of its decision to pursue such Business Opportunity.

ARTICLE VIII
Exculpation and Indemnification

Section 8.01 Exculpation of Covered Persons.

(a) As used herein, the term “Covered Person” shall mean each (i) Member; (ii) officer, director, and employee of each Member; (iii) Manager, Officer, and employee of the Company; (iv) Tax Matters Representative; and (v) Designated Individual.

(b) No Covered Person shall be liable to the Company for any loss, damage, or claim incurred by reason of any action taken or omitted to be taken by such Covered Person in their capacity as a Covered Person, whether or not such Person continues to be a Covered Person at the time such loss, damage, or claim is incurred or imposed, so long as such action or omission does not constitute fraud, gross negligence, willful misconduct, or a material breach or knowing violation by such Covered Person of any of such Covered Person’s agreements contained herein or in any other agreements with the Company.

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(c) A Covered Person shall be fully protected in relying in good faith upon the records of the Company and upon such information, opinions, reports, or statements (including financial statements and information, opinions, reports, or statements as to the value or amount of the assets, liabilities, Net Income, or Net Losses of the Company/, or any facts pertinent to the existence and amount of assets from which distributions might properly be paid) of the following Persons or groups: (i) a Manager; (ii) one or more Officers or employees of the Company; (iii) any attorney, independent accountant, appraiser, or other expert or professional employed or engaged by or on behalf of the Company; or (iv) any other Person selected in good faith by or on behalf of the Company, in each case as to matters that such relying Person reasonably believes to be within such other Person’s professional or expert competence. The preceding sentence shall in no way limit any Person’s right to rely on information to the extent provided in the Act.

Section 8.02 Liabilities and Duties of Covered Persons.

(a) This Agreement is not intended to, and does not, create or impose any fiduciary duty on any Covered Person. Furthermore, each of the Members and the Company hereby waives any and all fiduciary duties that, absent such waiver, may be implied by Applicable Law, and in doing so, acknowledges and agrees that the duties and obligations of each Covered Person to each other and to the Company are only as expressly set forth in this Agreement. The provisions of this Agreement, to the extent that they restrict the duties and liabilities of a Covered Person otherwise existing at law or in equity, are agreed by the Members to replace such other duties and liabilities of such Covered Person.

(b) Whenever in this Agreement a Covered Person is permitted or required to make a decision (including a decision that is in such Covered Person’s “discretion” or under a grant of similar authority or latitude), such Covered Person shall be entitled to consider only such interests and factors as such Covered Person desires, including such Covered Person’s own interests (or, in the case of a Manager, the interests of the Member that designated such Manager or such Member’s Affiliates), and shall have no duty or obligation to give any consideration to any interest of or factors affecting the Company or any other Person. Whenever in this Agreement a Covered Person is permitted or required to make a decision in such Covered Person’s “good faith,” the Covered Person shall act under such express standard and shall not be subject to any other or different standard imposed by this Agreement or any other Applicable Law.

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Section 8.03 Indemnification.

(a) To the fullest extent permitted by the Act, as the same now exists or may hereafter be amended, substituted, or replaced (but, in the case of any such amendment, substitution, or replacement, only to the extent that such amendment, substitution, or replacement permits the Company to provide broader indemnification rights than the Act permitted the Company to provide prior to such amendment, substitution, or replacement), the Company shall indemnify, hold harmless, defend, pay, and reimburse any Covered Person from and against any and all losses, claims, damages, judgments, fines, or liabilities, including reasonable legal fees or other expenses incurred in investigating or defending against such losses, claims, damages, judgments, fines, or liabilities, and any amounts expended in settlement of any claims (other than in connection with any claims brought by (A) a Member or its Affiliate against another Member or its Affiliate or (B) the Company (collectively, “Losses”) to which such Covered Person may become subject by reason of:

(i) any act or omission or alleged act or omission performed or omitted to be performed on behalf of the Company in connection with the Business of the Company; or

(ii) such Covered Person being or acting in connection with the Business of the Company as a Member, a Manager, or an Officer, or that such Covered Person is or was serving at the request of the Company as a member, manager, partner, director, officer, employee, or agent of any other Person;

provided, that (x) such Covered Person acted in good faith and in a manner believed by such Covered Person to be in, or not opposed to, the best interests of the Company and within the scope of such Covered Person’s authority conferred on such Covered Person by the Company and, with respect to any criminal proceeding, had no reasonable cause to believe their conduct was unlawful, and (y) such Covered Person’s conduct did not constitute fraud, gross negligence, willful misconduct, or a material breach or violation by such Covered Person of any of such Covered Person’s agreements contained herein or in any other agreements with the Company, in either case as determined by a final, non-appealable order of a court of competent jurisdiction. In connection with the foregoing, the termination of any action, suit, or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the Covered Person did not act in good faith or, with respect to any criminal proceeding, had reasonable cause to believe that such Covered Person’s conduct was unlawful, or that the Covered Person’s conduct constituted fraud, gross negligence, willful misconduct, or a material breach or violation by such Covered Person of any of such Covered Person’s agreements contained herein or in any other agreements with the Company.

(b) To the fullest extent permitted by Applicable Law, expenses (including reasonable legal fees and expenses) incurred by a Covered Person in connection with investigating, preparing to defend, or defending any claim relating to any Losses for which such Covered Person may be entitled to be indemnified pursuant to Section 8.03(a) shall, from time to time, be advanced by the Company prior to a final, non-appealable determination of a court of competent jurisdiction that, in respect of such matter, such Covered Person is not entitled to indemnification for such Losses; provided, however, that the Covered Person shall have provided to the Company (i) written affirmation of such Covered Person’s good faith belief that such Covered Person has met the standard of conduct necessary for indemnification for such Losses under Section 8.03(a); and (ii) an undertaking to repay all such advanced amounts if it shall ultimately be determined that such Covered Person is not entitled to such indemnification.

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(c) The indemnification provided by this Section 8.03 shall not be deemed exclusive of any other rights to indemnification to which those seeking indemnification may be entitled under any agreement or otherwise. The provisions of this Section 8.03 shall continue to afford protection to each Covered Person regardless of whether such Covered Person remains in the position or capacity pursuant to which such Covered Person became entitled to indemnification under this Section 8.03 and shall inure to the benefit of the executors, administrators, legatees, and distributees of such Covered Person.

(d) To the extent available on commercially reasonable terms, the Company may purchase and thereafter maintain, at its expense, insurance to cover Losses covered by the foregoing indemnification provisions and to otherwise cover Losses for any breach or alleged breach by any Covered Person of such Covered Person’s duties in such amount and with such deductibles as the Board may determine; provided, that (i) all Members and Managers shall be treated equally under any such insurance policies and (ii) the failure to obtain such insurance shall not affect the right to indemnification of any Covered Person under the indemnification provisions contained herein, including the right to be reimbursed or advanced expenses or otherwise indemnified for Losses hereunder. Except as provided in Section 8.03(f), if any Covered Person recovers any amounts in respect of any Losses from any insurance coverage, then such Covered Person shall, to the extent that such recovery is duplicative, reimburse the Company for any amounts previously paid to such Covered Person by the Company in respect of such Losses.

(e) Notwithstanding anything contained herein to the contrary, any indemnity by the Company relating to the matters covered in this Section 8.03 shall be provided out of and to the extent of Company assets only, and no Member (unless such Member otherwise agrees in writing) shall have personal liability on account thereof solely by reason of being a Member or shall be required to make additional Capital Contributions to help satisfy such indemnity by the Company.

(f) The Company hereby acknowledges that certain Managers (the “Specified Indemnified Persons”) may have rights to indemnification and advancement of expenses provided by a Member (directly or by insurance provided by such Person) (collectively, the “Member Indemnitors”). The Company hereby agrees that it is the indemnitor of first resort of the Specified Indemnified Persons with respect to matters for which indemnification is provided to them under this Agreement and that the Company shall be obligated to make all payments due to or for the benefit of a Specified Indemnified Person under this Agreement without regard to any rights that such Specified Indemnified Person may have against a Member Indemnitor. The Company hereby waives and releases any and all equitable and other rights or claims to contribution, subrogation, or indemnification from the Member Indemnitors in respect of any amounts paid to a Specified Indemnified Person hereunder. The Company further agrees that no payment of Losses or expenses by any Member Indemnitor to or for the benefit of a Specified Indemnified Person shall affect the obligations of the Company hereunder, and that the Company shall be obligated to repay the Member Indemnitors for all amounts so paid or reimbursed to the extent that the Company has an obligation to indemnify a Specified Indemnified Person for such Losses or expenses hereunder. The Member Indemnitors are third-party beneficiaries of and shall have the power and authority to enforce the provisions of this Section 8.03(f).

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(g) If this Section 8.03 or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Company shall nevertheless indemnify and hold harmless each Covered Person pursuant to this Section 8.03 to the fullest extent permitted by any applicable portion of this Section 8.03 that shall not have been invalidated and to the fullest extent permitted by Applicable Law.

(h) The provisions of this Section 8.03 shall be a contract between the Company, on the one hand, and each Covered Person who served in such capacity at any time while this Section 8.03 is in effect, on the other hand, pursuant to which the Company and each such Covered Person intend to be legally bound. No amendment, modification, or repeal of this Section 8.03 that adversely affects the rights of a Covered Person to indemnification for Losses incurred or relating to a state of facts existing prior to such amendment, modification, or repeal shall apply in such a way as to eliminate or reduce such Covered Person’s entitlement to indemnification for such Losses without the Covered Person’s prior written consent.

Section 8.04 Survival. The provisions of this ARTICLE VIII shall survive the dissolution, liquidation, winding up, and termination of the Company.

ARTICLE IX
Transfer

Section 9.01 Restrictions on Transfer.

(a) Except as otherwise provided in this ARTICLE IX, no Member (or any Permitted Transferee of such Member) shall Transfer all or any portion of its Membership Interest without obtaining the prior written approval of 75% of the Board of Managers. No Transfer of a Membership Interest to a Person not already a Member of the Company shall be deemed completed until the prospective Transferee is admitted as a Member of the Company in accordance with Section 4.01(b).

(b) Notwithstanding any other provision of this Agreement (including Section 9.02), each Member agrees that it will not Transfer all or any portion of its Membership Interest, and the Company agrees that it shall not issue any Membership Interests:

(i) except as permitted under the Securities Act and other applicable federal or state securities or blue sky laws, and then, with respect to a Transfer of Membership Interests, only upon delivery to the Company of an opinion of counsel in form and substance satisfactory to the Company to the effect that such Transfer may be effected without registration under the Securities Act;

(ii) if such Transfer or issuance would cause the Company to be considered a “publicly traded partnership” under Code Section 7704(b);

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(iii) if such Transfer or issuance would affect the Company’s existence or qualification as a limited liability company under the Act;

(iv) if such Transfer or issuance would cause the Company to lose its status as a partnership for federal income tax purposes;

(v) if such Transfer or issuance would cause the Company to be required to register as an investment company under the Investment Company Act of 1940; or

(vi) if such Transfer or issuance would cause the assets of the Company to be deemed “Plan Assets” as defined under the Employee Retirement Income Security Act of 1974 or its accompanying regulations or result in any “prohibited transaction” thereunder involving the Company.

(c) Any Transfer or attempted Transfer of any Membership Interest in contravention of this Agreement shall be null and void, no such Transfer shall be recorded on the Company’s books or otherwise recognized by the Company, and the purported Transferee in any such Transfer shall not be treated as the owner of such Membership Interest for any purposes of this Agreement or have any rights as a Member (and the purported Transferor shall continue to be treated as the owner of such Membership Interest and as a Member).

(d) For the avoidance of doubt, any Transfer of a Membership Interest permitted by this Agreement shall be deemed a sale, transfer, assignment, or other disposal of such Membership Interest in its entirety as intended by the parties to such Transfer, and shall not be deemed a sale, transfer, assignment, or other disposal of any less than all of the rights and benefits described in the definition of the term “Membership Interest,” unless otherwise explicitly agreed to by the parties to such Transfer.

Section 9.02 Permitted Transfers. The provisions of Section 9.01(a) shall not apply to any Transfer by a Member, that is not a Defaulting Member (a “Permitted Transferring Member”), of all or any portion of its Membership Interest to:

(a) an Affiliate of such Permitted Transferring Member that is an entity wholly owned, directly or indirectly, by the ultimate parent of such Permitted Transferring Member; provided that such Permitted Transferring Member shall have guaranteed in a writing delivered to the Company and the other Members the performance by the Transferee of all of such Permitted Transferring Member’s obligations under this Agreement;

(b) Initial Minority Member may Transfer its Membership Interests to any of the Managers; and

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(c) with respect to any Member who is an individual, (i) such Member’s spouse, parent, siblings, descendants (including adoptive relationships and stepchildren) and the spouses of each such natural persons (collectively, “Family Members”), (ii) a trust under which the distribution of Membership Interest may be made only to such Member and/or any Family Member of such Member, (iii) a charitable remainder trust, the income from which will be paid to such Member during his life, (iv) a corporation, partnership or limited liability company, the stockholders, partners or members of which are only such Member and/or Family Members of such Member, or (v) by will or by the laws of intestate succession, to such Member’s executors, administrators, testamentary trustees, legatees or beneficiaries; provided, that any Member who Transfers Membership Interests shall remain bound by the provisions of this Agreement.

Section 9.03 Right of First Refusal.

(a) Right of First Refusal. At any time, and subject to the terms and conditions specified in this Section 9.03(a), each Member shall have a right of first refusal if any other Member (the “ROFR Offering Member”) receives a bona fide offer from an Independent Third Party for the Transfer of all or any portion of the Membership Interests owned by the ROFR Offering Member (the “ROFR Offering Interests”) that the ROFR Offering Member desires to accept. Each time the ROFR Offering Member receives a bona fide offer from an Independent Third Party for the Transfer any ROFR Offering Interests that the ROFR Offering Member desires to accept, the ROFR Offering Member shall first make an offering of the ROFR Offering Interests to the other Members (the “ROFR Rightholders”) in accordance with the following provisions of this Section 9.03(a) prior to Transferring such ROFR Offering Interests to the Independent Third Party (other than Transfers that (i) are permitted by ARTICLE IX, (ii) are proposed to be made by a Dragging Member or required to be made by a Drag-Along Member pursuant to Section 9.05, or (iii) are made by a Tag-Along Member upon the exercise of its tag-along right pursuant to Section 9.04).

(b) ROFR Offer Notice.

(i) The ROFR Offering Member shall, within five (5) Business Days of receipt of the offer from the Independent Third Party, give written notice (the “ROFR Offering Member Notice”) to the Company and the ROFR Rightholders stating that it has received a bona fide offer from an Independent Third Party and specifying: (A) the percentage of the ROFR Offering Interests to be sold by the ROFR Offering Member; (B) the name of the Independent Third Party who has offered to purchase such ROFR Offering Interests; (C) the purchase price and the other material terms and conditions of the Transfer, including a description of any non-cash consideration in sufficient detail to permit the valuation thereof; and (D) the proposed date, time, and location of the closing of the Transfer, which shall not be less than sixty (60) Business Days from the date of the ROFR Offering Member Notice.

(ii) The ROFR Offering Member Notice shall constitute the ROFR Offering Member’s offer to Transfer the ROFR Offering Interests to the ROFR Rightholders, which offer shall be irrevocable until the end of the ROFR Notice Period.

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(iii) By delivering the ROFR Offering Member Notice, the ROFR Offering Member represents and warrants to the Company and each ROFR Rightholder that: (A) the ROFR Offering Member has full right, title, and interest in and to the ROFR Offering Interests; (B) the ROFR Offering Member has all the necessary power and authority and has taken all necessary action to sell such ROFR Offering Interests as contemplated by this Section; and (C) the ROFR Offering Interests are free and clear of any and all Liens other than those arising as a result of or under the terms of this Agreement.

(c) Exercise of Right of First Refusal.

(i) Upon receipt of the ROFR Offering Member Notice, each ROFR Rightholder shall have ten (10) Business Days (the “ROFR Notice Period”) to elect to purchase all (but not less than all) of the ROFR Offering Interests by delivering a written notice (a “ROFR Exercise Notice”) to the ROFR Offering Member and the Company stating that it elects to purchase such ROFR Offering Interests on the terms specified in the ROFR Offering Member Notice. Any ROFR Exercise Notice shall be binding upon delivery and irrevocable by the applicable ROFR Rightholder. If more than one ROFR Rightholder delivers a ROFR Exercise Notice, each such ROFR Rightholder (the “ROFR Purchasing Member”) shall be allocated its Pro Rata Portion of the ROFR Offering Interests, unless otherwise agreed by such ROFR Purchasing Members.

(ii) Each ROFR Rightholder that does not deliver a ROFR Exercise Notice during the ROFR Notice Period shall be deemed to have waived all of such ROFR Rightholder’s rights to purchase the ROFR Offering Interests under this Section 9.03, and the ROFR Offering Member shall thereafter subject to Section 9.03(d) and to the rights of any Purchasing Member, be free to Transfer the ROFR Offering Interests to the Independent Third Party specified in the Offer Notice without any further obligation to such ROFR Rightholder pursuant to this Section 9.03.

(d) Sale to Independent Third Party. If no ROFR Rightholder delivers a ROFR Exercise Notice in accordance with Section 9.03(c), the ROFR Offering Member may, during the sixty (60) Business Day period immediately following the expiration of the ROFR Notice Period (which sixty (60) Business Day period may be extended for a reasonable time not to exceed ninety (90) Business Days to the extent reasonably necessary to obtain any Government Approvals) (the “ROFR Transfer Period”), and subject to the provisions of Section 9.04 and 9.05, Transfer all of the ROFR Offering Interests to the Independent Third Party on terms and conditions no more favorable to the Independent Third Party than those specified in the ROFR Offering Member Notice. If the ROFR Offering Member does not Transfer the ROFR Offering Interests within the ROFR Transfer Period, the rights provided hereunder shall be deemed to be revived and the ROFR Offering Interests shall not be Transferred to the Independent Third Party unless the ROFR Offering Member sends a new ROFR Offering Member Notice in accordance with, and otherwise complies with, this Section 9.03.

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(e) Sale to ROFR Purchasing Members. If any Member delivers a ROFR Exercise Notice to the ROFR Offering Member and the Company in accordance with Section 9.03(c)(i), the ROFR Offering Member shall Transfer to each such Purchasing Member, and each such Purchasing Member shall purchase from the ROFR Offering Member, within the ROFR Transfer Period and on the terms and conditions set forth in such Purchasing Member’s ROFR Exercise Notice, all of the ROFR Offering Interests described therein or, if there is more than one Purchasing Member, the amount of ROFR Offering Interests allocated to such Purchasing Member pursuant to Section 9.03(c)(i). At the closing of any sale and purchase pursuant to this Section 9.03(e), the ROFR Offering Member shall deliver to the Purchasing Member(s) an assignment of membership interests for the ROFR Offering Interests to be sold (if any), accompanied by evidence of transfer and all necessary transfer taxes paid and stamps affixed, if necessary, against receipt of the purchase price therefor from such Purchasing Member(s) by certified or official bank check or by wire transfer of immediately available funds.

(f) Cooperation. Each Member shall take all actions as may be reasonably necessary to consummate the sale contemplated by this Section 9.03 including, without limitation, entering into agreements and delivering certificates and instruments and consents as may be deemed necessary or appropriate.

Section 9.04 Tag-Along Rights.

(a) Tag-Along Participation. Subject to the terms and conditions specified in Sections 9.01, 9.02 and 9.03, if at any time, a Member who (together with its Affiliates) holds no less than 51% of the outstanding Membership Interests of the Company (the “Tag-Along Selling Member”) proposes to Transfer any Membership Interests to an Independent Third Party (the “Tag-Along Proposed Transferee”) and the Tag-Along Selling Member cannot or has not elected to exercise its drag-along rights set forth in Section 9.05, each other Member (each, a “Tag-Along Member”) shall be permitted to participate in such sale (a “Tag-Along Sale”) on the terms and conditions set forth in this Section 9.04.

(b) Tag-Along Sale Notice. Prior to the consummation of a Tag-Along Sale, the Tag-Along Selling Member shall deliver to the Company and each Tag-Along Member a written notice (a “Tag-Along Sale Notice”) of the proposed Tag-Along Sale subject to this Section 9.04 no more than 10 Business Days after the execution and delivery by all the parties thereto of the definitive agreement entered into with respect to the Tag-Along Sale and, in any event, no less than twenty (20) Business Days prior to the closing date of the Tag-Along Sale. The Sale Notice shall make reference to the Tag-Along Members’ rights hereunder and shall describe in reasonable detail:

(i) the percentage of Membership Interests to be sold by the Tag-Along Selling Member;

(ii) the name of the Tag-Along Proposed Transferee;

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(iii) the purchase price and the other material terms and conditions of the sale, including a description of any non-cash consideration in sufficient detail to permit the valuation thereof;

(iv) the proposed date, time, and location of the closing of the sale; and

(v) a copy of any form of agreement proposed to be executed in connection therewith.

(c) Amount to be Sold.

(i) Each Tag-Along Member shall exercise its right to participate in the Tag-Along Sale by delivering to the Tag-Along Selling Member a written notice (a “Tag-Along Notice”) stating its election to do so (each Tag-Along Member electing to do so, a “Tag-Along Participating Member”) and specifying the percentage of Membership Interests to be Transferred by it no later than five (5) Business Days after its receipt of the Sale Notice (the “Tag-Along Period”). The offer of each Tag-Along Participating Member set forth in a Tag-Along Notice shall be irrevocable, and, to the extent such offer is accepted, such Tag-Along Participating Member shall be bound and obligated to sell in the Tag-Along Sale on the terms and conditions set forth in this Section 9.04. Each Tag-Along Member shall have the right to sell in a Tag-Along Sale the percentage of Membership Interests equal to the product obtained by multiplying (A) the percentage of Membership Interests held by the Tag-Along Member by (B) a fraction (1) the numerator of which is equal to the percentage of Membership Interests the Tag-Along Selling Member proposes to sell or Transfer to the Tag-Along Proposed Transferee and (2) the denominator of which is equal to the percentage of Membership Interests then owned by the Tag-Along Selling Member.

(ii) The Tag-Along Selling Member shall use its commercially reasonable efforts to include in the Tag-Along Sale all of the Membership Interests that the Tag-Along Participating Members have requested to have included pursuant to the applicable Tag-Along Notices, it being understood that the Tag-Along Proposed Transferee shall not be required to purchase Membership Interests in excess of the amount set forth in the Sale Notice. In the event the Tag-Along Proposed Transferee elects to purchase less than all of the Membership Interests sought to be sold by the Tag-Along Participating Members, the percentage of Membership Interests to be sold to the Tag-Along Proposed Transferee by the Tag-Along Selling Member and each Tag-Along Participating Member shall be reduced so that each such Member is entitled to sell its Pro Rata Portion of the percentage of Membership Interests the Tag-Along Proposed Transferee elects to purchase (which in no event may be less than the percentage of Membership Interests set forth in the Sale Notice).

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(iii) Each Tag-Along Member who does not deliver a Tag-Along Notice in compliance with Section 9.04(c)(i) shall be deemed to have waived all of such Tag-Along Member’s rights to participate in such Tag-Along Sale, and the Tag-Along Selling Member shall (subject to Section 9.04(h) and the rights of any Tag-Along Participating Member) thereafter be free to sell to the Tag-Along Proposed Transferee its Membership Interests at a per Membership Interest percentage price that is no greater than the per Membership Interest percentage price set forth in the Sale Notice and on other terms and conditions which are not in the aggregate materially more favorable to the Tag-Along Selling Member than those set forth in the Sale Notice, without any further obligation to the Tag-Along Members that are not Tag-Along Participating Members.

(d) Consideration. The Tag-Along Selling Member and each Tag-Along Participating Member shall receive the same consideration per Membership Interest percentage after deduction of such Member’s proportionate share of the related expenses in accordance with Section 9.04(f).

(e) Conditions of Sale. Each Tag-Along Participating Member shall make or provide the same representations, warranties, covenants, indemnities, and agreements as the Tag-Along Selling Member makes or provides in connection with the Tag-Along Sale (except that in the case of representations, warranties, covenants, indemnities, and agreements pertaining specifically to the Tag-Along Selling Member, each Tag-Along Participating Member shall make the comparable representations, warranties, covenants, indemnities, and agreements pertaining specifically to itself); provided, that all representations, warranties, covenants, and indemnities shall be made by the Tag-Along Selling Member and each Tag-Along Participating Member severally and not jointly and any indemnification obligation in respect of breaches of representations and warranties that do not relate to such Tag-Along Participating Member shall be in an amount not to exceed the aggregate proceeds received by such Tag-Along Participating Member in connection with any Tag-Along Sale consummated pursuant to this Section 9.04.

(f) Expenses. The fees and expenses of the Tag-Along Selling Member incurred in connection with a Tag-Along Sale for the benefit the Tag-Along Selling Member and all Tag-Along Participating Members (it being understood that costs incurred by or on behalf of the Tag-Along Selling Member for its sole benefit will not be considered to be for the benefit of all Tag-Along Participating Members), to the extent not paid or reimbursed by the Company or the Tag-Along Proposed Transferee, shall be shared by the Tag-Along Selling Member and all the Tag-Along Participating Members on a pro rata basis, based on the consideration received by each such Member; provided, that no such Tag-Along Participating Member shall be obligated to make any out-of-pocket expenditure prior to the consummation of the Tag-Along Sale.

(g) Cooperation. The Tag-Along Selling Member and each Tag-Along Participating Member shall take all actions as may be reasonably necessary to consummate the Tag-Along Sale, including, without limitation, entering into agreements and delivering certificates and instruments, in each case, consistent with the agreements being entered into and the certificates being delivered by the Tag-Along Selling Member.

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(h) Deadline for Completion of Sale. The Tag-Along Selling Member shall have ninety (90) Business Days following the expiration of the Tag-Along Period in which to sell the Membership Interests described in the Sale Notice, on terms not more favorable to the Tag-Along Selling Member than those set forth in the Sale Notice and subject to the rights of the Tag-Along Participating Members set forth in this Section 9.04 (which such ninety (90) Business Day period may be extended for a reasonable time not to exceed 120 Business Days to the extent reasonably necessary to obtain any Governmental Approvals). If at the end of such period the Tag-Along Selling Member has not completed such sale, the Tag-Along Selling Member may not then effect a sale of Membership Interests subject to this Section 9.04without again fully complying with the provisions of this Section 9.04.

(i) Sales in Violation of the Tag-along Right. If the Tag-Along Selling Member sells or otherwise Transfers to the Tag-Along Proposed Transferee any of its Membership Interests in breach of this Section 9.04, then each Tag-Along Member shall have the right to sell to the Tag-Along Selling Member, and the Tag-Along Selling Member undertakes to purchase from each Tag-Along Member that exercises such right, the percentage of Membership Interests that such Tag-Along Member would have had the right to sell to the Tag-Along Proposed Transferee pursuant to this Section 9.04, for a per Membership Interest percentage amount and form of consideration and upon the terms and conditions on which the Tag-Along Proposed Transferee bought such Membership Interests from the Tag-Along Selling Member, but without indemnity being granted by any Tag-Along Member to the Tag-Along Selling Member; provided, that nothing contained in this Section 9.04 shall preclude any Member from seeking alternative remedies against such Tag-Along Selling Member as a result of its breach of this Section 9.04. The Tag-Along Selling Member shall also reimburse each Tag-Along Participating Member for any and all reasonable and documented out-of-pocket fees and expenses, including reasonable legal fees and expenses, incurred pursuant to the exercise or the attempted exercise of the Tag-Along Member’s rights under this Section 9.04(j).

(j) Application of Transfer Restrictions. This Section 9.04 shall only apply to transfers in which:

(i) the Members have not exercised their rights in full under Section 9.03 to purchase all of the ROFR Offering Interests;

(ii) the Dragging Member has elected not to exercise its drag-along right under Section 9.05; or

(iii) the Transfer is not a permitted transfer under Section 9.02.

Section 9.05 Drag-Along Rights.

(a) Participation. If at any time, a Member who holds more than 80% of the Membership Interests of the Company (the “Dragging Member”), receives a bona fide offer from an Independent Third Party to consummate, in one transaction or a series of related transactions, a Change of Control (a “Drag-Along Sale”), the Dragging Member shall have the right to require that each other Member (each, a “Drag-Along Member”) participates in such sale in the manner set forth in this Section 9.05.

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(b) Sale Notice. The Dragging Member shall exercise its rights pursuant to this Section 9.05 by delivering a written notice (the “Drag-Along Notice”) to the Company and each Drag-Along Member no more than ten (10) Business Days after the execution and delivery by all of the parties thereto of the definitive agreement entered into with respect to the Drag-Along Sale and, in any event, no less than twenty (20) Business Days prior to the closing date of such Drag-Along Sale. The Drag-Along Notice shall make reference to the Dragging Member’s rights and obligations hereunder and shall describe in reasonable detail:

(i) the name of the person or entity to whom such Membership Interests are proposed to be sold;

(ii) the proposed date, time, and location of the closing of the Drag-Along Sale;

(iii) the percentage of Membership Interests to be sold by the Dragging Member, the proposed amount of consideration for the Drag-along Sale, and the other material terms and conditions of the Drag-along Sale, including a description of any non-cash consideration in sufficient detail to permit the valuation thereof; and

(iv) a copy of any form of agreement proposed to be executed in connection therewith.

(c) Membership Interests to be Sold. Subject to Section 9.05(d):

(i) if the Drag-Along Sale is structured as a sale resulting in more than 50% of the Membership Interests of the Company being held by an Independent Third Party, each Drag-Along Member shall sell in the Drag-Along Sale the percentage of Membership Interests equal to the product obtained by multiplying (A) the percentage of Membership Interests held by such Drag-Along Member by (B) a fraction (1) the numerator of which is equal to the percentage of Membership Interests the Dragging Member proposes to sell or transfer in the Drag-Along Sale and (2) the denominator of which is equal to the percentage of Membership Interests held by the Dragging Member at such time.

(ii) if the Drag-Along Sale is structured as a sale of all or substantially all of the assets of the Company or as a merger, consolidation, recapitalization, or reorganization of the Company, then notwithstanding anything to the contrary in this Agreement, each Drag-Along Member shall vote in favor of the transaction and otherwise consent to and raise no objection to such transaction.

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(d) Conditions of Sale. The consideration to be received by a Drag-Along Member shall be the same form and amount of consideration per Membership Interest percentage to be received by the Dragging Member (or, if the Dragging Member is given an option as to the form and amount of consideration to be received, the same option shall be given) and the terms and conditions of such sale shall, except as otherwise provided in the immediately succeeding sentence, be the same as those upon which the Dragging Member sells its Membership Interests. Each Drag-Along Member shall make or provide the same representations, warranties, covenants, indemnities, and agreements as the Dragging Member makes or provides in connection with the Drag-Along Sale (except that in the case of representations, warranties, covenants, indemnities, and agreements pertaining specifically to the Dragging Member, the Drag-Along Member shall make the comparable representations, warranties, covenants, indemnities, and agreements pertaining specifically to itself); provided, that all representations, warranties, covenants, and indemnities shall be made by the Dragging Member and each Drag-Along Member severally and not jointly and any indemnification obligation shall be pro rata based on the consideration received by the Dragging Member and each Drag-Along Member (other than any indemnification obligation pertaining specifically to the Dragging Member or a Drag-Along Member, which obligation shall be the sole obligation of such Dragging Member or Drag-Along Member), in each case in an amount not to exceed the aggregate proceeds received by the Dragging Member and each such Drag-along Member in connection with the Drag-Along Sale; and provided, further, that a Drag-Along Member shall not be required to agree to a non-competition covenant.

(e) Expenses. The fees and expenses of the Dragging Member incurred in connection with a Drag-Along Sale and for the benefit of all Members (it being understood that costs incurred by or on behalf of a Dragging Member for its sole benefit will not be considered to be for the benefit of all Members), to the extent not paid or reimbursed by the Company or the Independent Third Party, shall be shared by all the Members on a pro rata basis, based on the consideration received by each Member; provided, that no Drag-Along Member shall be obligated to make any out-of-pocket expenditure prior to the consummation of the Drag-Along Sale.

(f) Cooperation. Each Member shall take all actions as may be reasonably necessary to consummate the Drag-Along Sale, including, without limitation, entering into agreements and delivering certificates and instruments, in each case, consistent with the agreements being entered into and the certificates being delivered by the Dragging Member.

(g) Consummation of the Sale. The Dragging Member shall have ninety (90) Business Days following the date of the Drag-Along Notice in which to consummate the Drag-Along Sale, on the terms set forth in the Drag-Along Notice (which such ninety (90) Business Day period may be extended for a reasonable time not to exceed 120 Business Days to the extent reasonably necessary to obtain any Governmental Approvals). If at the end of such period the Dragging Member has not completed the Drag-Along Sale, the Dragging Member may not then effect a transaction subject to this Section 9.05 without again fully complying with the provisions of this Section 9.05.

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Section 9.06 Change of Control of a Member; Put-Call Option; Company FMV.

(a) At any time during the fifteen (15) Business Day period following its receipt of a Change of Control Notice from a Member (the “Changed Member”) pursuant to Section 10.03, the other Members receiving the Change of Control Notice (the “Non-Changed Member”) shall, so long as it is not a Defaulting Member, have the right, but not the obligation, to deliver to the Changed Member a written notice requesting a determination of Company FMV in accordance with Section 9.07 (a “Company FMV Determination Request”), in which case Company FMV shall be determined in accordance with Section 9.07. For a period of five (5) Business Days following such determination of Company FMV (as finally determined in accordance with Section 9.07), the Non-Changed Member shall have the right, but not the obligation, to deliver to the Changed Member a written, unconditional, and irrevocable notice (an “Exercise Notice”) stating its election to either:

(i) require the Changed Member to purchase the Non-Changed Member’s entire Membership Interest for a purchase price equal to such Company FMV multiplied by the Non-Changed Member’s Percentage Interest (the “Put Exercise Price”); or

(ii) purchase the Changed Member’s entire Membership Interest for a purchase price equal to 90% of the product of such Company FMV multiplied by the Changed Member’s Percentage Interest (the “Call Exercise Price”).

(b) The Member selling its Membership Interest pursuant to this Section 9.06 (the “Put-Call Selling Member”) shall, at the closing of such sale (“Put-Call Closing”), represent and warrant to the purchasing Member (the “Put-Call Purchasing Member”) that (i) the Put-Call Selling Member has full right, title, and interest in and to such Membership Interest, (ii) the Put-Call Selling Member has all necessary power and authority and has taken all necessary action to sell such Membership Interest as contemplated by this Section 9.06, and (iii) such Membership Interest is free and clear of any Encumbrance other than those arising as a result of or under the terms of this Agreement.

(c) Subject to Section 9.06(d), the Put-Call Closing shall take place no later than sixty (60) Business Days following receipt by the Put-Call Selling Member of the Exercise Notice on a date specified by the Put-Call Purchasing Member (the “Put-Call Closing Date”); provided that the Put-Call Purchasing Member shall give the Put-Call Selling Member at least ten (10) Business Days’ written notice of the Put-Call Closing Date.

(d) The Put-Call Purchasing Member shall pay the Put Exercise Price or the Call Exercise Price, as the case may be, for the Put-Call Selling Member’s Membership Interest (the “Put-Call Purchase Price”) by wire transfer of immediately available funds to an account designated in writing by the Put-Call Selling Member; provided that (i) if the Put-Call Selling Member is a Non-Contributing Member, the Put-Call Purchase Price shall be decreased by the amount of any unpaid Additional Capital Contribution or Default Loan, including any accrued but unpaid interest thereon, owed by the Put-Call Selling Member; and (ii) if the Put-Call Selling Member has funded any Default Loan that remains outstanding, it shall be paid in full by the Put-Call Purchasing Member, including any accrued but unpaid interest thereon, at (and as a condition to the closing of) the Put-Call Closing.

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(e) At the Put-Call Closing, the Put-Call Selling Member shall deliver to the Put-Call Purchasing Member (i) any certificate representing the Membership Interest to be sold, accompanied by an assignment of the certificate to the Put-Call Purchasing Member or its assignee pursuant to Section 9.06(f); (ii) the resignation of each of the Managers the Put-Call Selling Member designated to the Board; and (iii) any other deliveries as may be reasonably requested by the Put-Call Purchasing Member.

(f) Notwithstanding anything herein to the contrary, each Member agrees that, to preserve the character of the Company and consummate the purchase of the Put-Call Selling Member’s entire Membership Interest, the Put-Call Purchasing Member may assign its purchase right or obligation under this Section 9.06 in whole or in part to any Affiliate who, upon the Put-Call Closing, shall become a Member, and that such purchase right or obligation shall be assignable by the Put-Call Purchasing Member without the consent of the Put-Call Selling Member; provided that the Put-Call Purchasing Member (i) delivers notice to the Put-Call Selling Member of such assignment and of the identity of the assignee prior to the Put-Call Closing and (ii) shall be responsible for any failure of such assignee to perform its obligations under this Section 9.06 with respect to such assigned purchase right or obligation.

(g) Without limitation of the other provisions of this Section 9.06, each Member agrees to cooperate and take, and to cause its Affiliates to cooperate and take, all actions and execute all documents reasonably necessary or appropriate to reflect the purchase of the Put-Call Selling Member’s Membership Interest by the Put-Call Purchasing Member pursuant to this Section 9.06.

(h) Company FMV shall be determined by the following process: no later than 10 days after the delivery of a Company FMV Determination Request by a Non-Changed Member pursuant to Section 9.06(a), the Board shall engage a Valuation Firm for purposes of determining Company FMV. All fees and expenses of each such Valuation Firm shall be the responsibility of the Company. The Valuation Firm shall determine Company FMV in good faith, acting in accordance with the definition “Company FMV’ in Section 1.01, and deliver its calculation of Company FMV to the Board within thirty (30) days after the date of delivery of such Company FMV Determination Request. The determination by such firm of the Company FMV shall be final, conclusive and binding, and the fees and expenses of such valuation firm shall be borne by the Company. To enable the Valuation Firm to conduct the valuation, each Member and the Company shall furnish to the Valuation Firm such information as it may reasonably request regarding the Business and the Company’s assets, properties, financial condition, earnings, and prospects.

Section 9.07 Buy-Sell.

(a) Buy-Sell Offer Notice. If a Member at any time wishes to exercise the buy-sell right provided in this Agreement, such Member (the “Buy-Sell Initiating Member”) shall deliver to each other Member (each, a “Buy-Sell Responding Member”) written notice (the “Buy-Sell Offer Notice”) of such election, which notice shall include the purchase price per one percent (the “Buy-Sell Purchase Price”), which shall be payable exclusively in cash (unless otherwise agreed), at which the Buy-Sell Initiating Member shall (a) purchase all but not less than all of the Membership Interests owned by each Buy-Sell Responding Member or (b) sell all but not less than all of its Membership Interests to the Buy-Sell Responding Members.

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(b) Buy-Sell Response Notice. Within thirty (30) days after the Buy-Sell Offer Notice is received (the “Buy-Sell Election Date”), each of the Buy-Sell Responding Members shall deliver to the Buy-Sell Initiating Member a written notice (each, a “Buy-Sell Response Notice”) stating whether it elects to (a) sell all of its Membership Interests to the Buy-Sell Purchasing Members for the Buy-Sell Purchase Price, or (b) buy all of the Membership Interests owned by the Buy-Sell Initiating Member and any other Selling Members for the Buy-Sell Purchase Price. The failure of any Buy-Sell Responding Member to deliver the Buy-Sell Response Notice by the Buy-Sell Election Date shall be deemed to be an election to sell all of its Membership Interests to the Buy-Sell Purchasing Members at the Buy-Sell Purchase Price.

(c) Purchase and Sale.

(i) If one or more of the Buy-Sell Responding Members elect or are deemed to elect to be Selling Members, and one or more of the Buy-Sell Responding Members elect to be Buy-Sell Purchasing Members, then the Selling Members will sell their Membership Interests to the Buy-Sell Purchasing Members, and the Buy-Sell Purchasing Members shall purchase such Membership Interests pro rata based on the aggregate Membership Interests owned by the Buy-Sell Purchasing Members.

(ii) If all of the Buy-Sell Responding Members elect or are deemed to elect to be Selling Members, then the Selling Members will sell their Membership Interests to the Buy-Sell Initiating Member as the sole Purchasing Member, and the Buy-Sell Initiating Member shall purchase all of the Membership Interests of the Selling Members.

(iii) If all of the Buy-Sell Responding Members elect to be Buy-Sell Purchasing Members, then the Buy-Sell Initiating Member will sell its Membership Interest to the Buy-Sell Purchasing Members, and the Buy-Sell Purchasing Members shall purchase such Membership Interest pro rata based on the aggregate Membership Interests owned by the Buy-Sell Purchasing Members.

(d) Closing. The closing of any purchase and sale of Membership Interests pursuant to this Agreement shall take place thirty (30) days after the last Buy-Sell Response Notice is delivered or deemed to have been delivered or some other date mutually agreed upon by the parties. The Buy-Sell Purchase Price shall be paid at closing by wire transfer of immediately available funds to an account designated in writing by each of the Selling Members. At the closing, each of the Selling Members shall deliver to each of the Buy-Sell Purchasing Members good and marketable title to such Purchasing Member’s pro rata portion of such Selling Member’s Membership Interests, free and clear of all liens and encumbrances. Each Member agrees to cooperate and take all actions and execute all documents reasonably necessary or appropriate to reflect the purchase of the Selling Members’ Membership Interests by the Buy-Sell Purchasing Members. Upon closing, each of the Selling Members shall cease to be a member of the Company, and its Membership Interests shall vest in the Buy-Sell Purchasing Members.

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(e) Default.

(i) If any Purchasing Member fails to purchase and pay for any Membership Interests as and when provided in the preceding provisions of this Section 9.07, then the non-defaulting Buy-Sell Purchasing Members, pro rata based on the relative Membership Interests of all non-defaulting Buy-Sell Purchasing Members electing to purchase the defaulting Purchasing Member’s Membership Interest or as they might otherwise agree, at their election by notice to the defaulting Purchasing Member at any time on or prior to the thirtieth (30th) day after the date the sale was to have been consummated, may elect to purchase the Membership Interests of the defaulting Purchasing Member at the Buy-Sell Purchase Price (such amount, the “Default Purchase Price”). All non-defaulting Buy-Sell Purchasing Members shall also purchase their pro rata portion of the Selling Members’ interests that were to be purchased by the defaulting Purchasing Member, at the Buy-Sell Purchase Price.

(ii) If no non-defaulting Buy-Sell Purchasing Members elect to purchase the defaulting Purchasing Member’s Membership Interest pursuant to Section 9.08(e)(i), the Selling Members, pro rata based on the relative Membership Interests of all Default Purchase Selling Members immediately prior to the exercise of the buy-sell right or as they might otherwise agree, at their election by notice to the defaulting Purchasing Member at any time on or prior to the thirtieth (30th) day after the earlier of (i) the date the sale was to have been consummated, or (ii) the date that the non-defaulting Buy-Sell Purchasing Members decline or are deemed to have declined to purchase the defaulting Purchasing Member’s interests in accordance with this Section 9.08(e), may elect to purchase the defaulting Purchasing Member’s Membership Interests at the Default Purchase Price. Notwithstanding any election not to purchase the defaulting Purchasing Member’s Membership Interest, the non-defaulting Buy-Sell Purchasing Members shall purchase their pro rata portion of the Membership Interests owned by any Default Non-Purchasing Selling Members. Such Default Non-Purchasing Selling Members’ interests shall be purchased at the Buy-Sell Purchase Price. The non-defaulting Buy-Sell Purchasing Members shall not be required or entitled to purchase the Membership Interests owned by any Default Purchasing Selling Member.

(iii) If there are no Buy-Sell Purchasing Members other than the defaulting Purchasing Member, the Selling Members, pro rata based on the relative Membership Interests of all Default Purchase Selling Members immediately prior to the exercise of the buy-sell right or as they might otherwise agree, at their election by notice to the defaulting Purchasing Member at any time on or prior to the thirtieth (30th) day after the earlier of (x) the date the sale was to have been consummated, or (y) the date that the non-defaulting Buy-Sell Purchasing Members decline or are deemed to have declined to purchase the defaulting Purchasing Member’s interests in accordance with this Section 9.08(e), may elect to purchase the defaulting Purchasing Member’s Membership Interest at the Default Purchase Price.

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(A) If none of the Selling Members elect to purchase the defaulting Purchasing Member’s Membership Interest within the time period specified, no Membership Interests shall be purchased or sold and all Investor Members shall retain their respective Membership Interests as if the buy-sell right in this ARTICLE IX had not been exercised.

(B) If less than all of the Selling Members elect to purchase the defaulting Purchase Member’s Membership Interest within the time period specified, the Membership Interests owned by any Default Non-Purchasing Selling Members may be (but shall not be required to be) purchased pro rata by the Default Purchase Selling Members, at the Buy-Sell Purchase Price. If no Default Purchase Selling Members so elect to purchase the Default Non-Purchasing Selling Members’ Membership Interests, such Non-Purchasing Selling Members shall retain their Membership Interests as if the buy-sell right in this ARTICLE IX had not been exercised.

(iv) The closing of any purchase and sale under this Section 9.08 otherwise shall occur as provided in Section 9.08(d) but with any time periods measured from the date of the notice under this Section 9.08(e).

ARTICLE X
COVENANTS AND AGREEMENTS OF THE MEMBERS

Section 10.01 Confidentiality.

(a) Each Member acknowledges that it may have access to and become acquainted with trade secrets, proprietary information, and confidential information belonging to the Company that are not generally known to the public, including information concerning business plans, financial statements, and other information provided pursuant to this Agreement, operating practices and methods, expansion plans, strategic plans, marketing plans, contracts, customer lists, or other business documents that the Company treat as confidential, in any format whatsoever (including oral, written, electronic, or any other form or medium) (collectively, “Confidential Information”). In addition, each Member acknowledges that: (i) the Company has invested, and continue to invest, substantial time, expense, and specialized knowledge in developing its Confidential Information; (ii) the Confidential Information provides the Company with a competitive advantage over others in the marketplace; and (iii) the Company would be irreparably harmed if the Confidential Information were disclosed to competitors or made available to the public. Without limiting the applicability of any other agreement to which any Member is subject, no Member shall, directly or indirectly, disclose or use (other than in connection with the conduct of the Company’s business or the monitoring of its investment in the Company), including use for personal, commercial, or proprietary advantage or profit, either during its association with the Company or thereafter, any Confidential Information of which such Member is or becomes aware. Each Member in possession of Confidential Information shall take all appropriate steps to safeguard such information and to protect it against disclosure, misuse, espionage, loss, and theft.

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(b) Nothing contained in Section 10.01(a) shall prevent any Member from disclosing Confidential Information: (i) upon the order of any Governmental Authority; (ii) upon the request or demand of any Governmental Authority having jurisdiction over such Member; (iii) to the extent compelled by legal process or required or requested pursuant to subpoena, interrogatories, or other discovery requests; (iv) to the extent necessary to assert any right or defend any claim arising under this Agreement; (v) to the other Members; or (vi) to such Member’s Affiliates or Representatives who, in the reasonable judgment of such Member, need to know such Confidential Information and agree to be bound by the provisions of this Section 10.01 as if a Member; or (vii) to any potential Permitted Transferee in connection with a proposed Transfer of the Membership Interest of such Member in accordance with this Agreement, as long as such potential Transferee shall have agreed to be bound by the provisions of this Section 10.01 as if a Member; provided, that in the case of clauses (i), (ii), or (iii), such Member shall notify the Company and the other Members of the proposed disclosure as far in advance of such disclosure as practicable (but in no event make any such disclosure before notifying the Company and the other Members) and use reasonable efforts to ensure that any Confidential Information so disclosed is accorded confidential treatment satisfactory to the Company and the other Members, when and if available.

(c) The restrictions of Section 10.01 shall not apply to Confidential Information that: (i) is or becomes generally available to the public other than as a result of a disclosure by such Member or its Affiliate or Representative in violation of this Agreement; (ii) is or has been independently developed or conceived by such Member or its Affiliate without use of Confidential Information; or (iii) becomes available to such Member or any of its Affiliates or Representatives on a non-confidential basis from a source other than the Company, the other Members, or any of their respective Representatives, provided, that such source is not known by the receiving Member to be bound by a confidentiality agreement regarding the Company.

(d) The obligations of each Member under this Section 10.01 shall survive for so long as such Member or its Permitted Transferee remains a Member, and thereafter for one (1) year following the earlier of (i) the termination, dissolution, liquidation, and winding up of the Company and (ii) such Member’s or its Permitted Transferee’s Transfer of its Membership Interest pursuant to ARTICLE IX.

Section 10.02 Non-Solicitation.

(a) In light of each Member’s access to Confidential Information and position of trust and confidence with the Company, each Member hereby agrees that, for so long as it or its Permitted Transferee, directly or indirectly, owns a Membership Interest and for a period of twelve (12) months thereafter (the “Restricted Period”), such Member shall not (and it shall cause its controlled Affiliates) directly or indirectly through one or more of any of its controlled Affiliates, hire or solicit, or encourage any other Person to hire or solicit, any individual who has been employed by the Company within one (1) year prior to the date of such hiring or solicitation, or encourage any such individual to leave such employment. This Section 10.02(a) shall not prevent a Member or its controlled Affiliates from hiring or soliciting any employee or former employee of the Company who responds to a general solicitation that is a public solicitation of prospective employees and not directed specifically to any Company employees.

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(b) In light of each Member’s access to Confidential Information and position of trust and confidence with the Company, each Member further agrees that, during the Restricted Period, it shall not, directly or indirectly through one or more of any of its controlled Affiliates, solicit or entice, or attempt to solicit or entice, any clients, customers, or suppliers of the Company for purposes of diverting their business or services from the Company.

(c) Each Member acknowledges and agrees that a breach or threatened breach of this Section 10.02 would give rise to irreparable harm to the other Member and the Company, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by such Member of any such obligations, the other Members and the Company shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance, as well as an equitable account of all earnings, profits, and other benefits arising from any such breach, and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).

(d) Each Member acknowledges that the restrictions contained in this Section 10.02 are reasonable and necessary to protect the Members’ legitimate interests and constitute a material inducement to the other Member to enter into this Agreement and consummate the transactions contemplated hereby. If any court of competent jurisdiction determines that any of the covenants set forth in this Section 10.02, or any part thereof, is unenforceable because of the duration or geographic scope of such provision, such court shall have the power to modify any such unenforceable provision in lieu of severing such unenforceable provision from this Agreement in its entirety, whether by rewriting the offending provision, deleting any or all of the offending provision, adding additional language to this Section 10.02, or by making such other modifications as it deems warranted to carry out the intent and agreement of the parties, as embodied herein, to the maximum extent permitted by Applicable Law. The parties hereto expressly agree that this Agreement as so modified by the court shall be binding on and enforceable against each of them.

Section 10.03 Change of Control Notice. In the event of a Change of Control of a Member, such Member shall promptly, but not later than three (3) Business Days following such Change of Control, notify the other Member in writing thereof (a “Change of Control Notice”), setting forth the date and identity of the party or parties that have acquired control of such Member.

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Section 10.04 Related-Party Agreements. Except as expressly provided in this Agreement, the Company shall not, directly or indirectly, enter into, enter into any commitment to enter into, extend, amend in any material respect, waive, supplement, or terminate (other than pursuant to its terms) any Related-Party Agreement unless approved by the Board.

ARTICLE XI
Accounting; Tax Matters

Section 11.01 Financial Statements. The Company shall furnish to each Member the following reports:

(a) As soon as available, and in any event within ninety (90) days after the end of each Fiscal Year, audited consolidated balance sheets of the Company as at the end of each such Fiscal Year and audited consolidated statements of income, cash flows, and Members’ equity for such Fiscal Year, in each case setting forth in comparative form the figures for the previous Fiscal Year, accompanied by the certification of independent certified public accountants of recognized national standing selected by the Board in accordance with Section 7.02(b)(xiii), certifying to the effect that, except as set forth therein, such financial statements have been prepared in accordance with GAAP, applied on a basis consistent with prior years, and fairly present in all material respects the financial condition of the Company as of the dates thereof and the results of their operations and changes in their cash flows and Members’ equity for the periods covered thereby.

(b) As soon as available, and in any event within forty-five (45) days after the end of each quarterly accounting period in each Fiscal Year (other than the last fiscal quarter of the Fiscal Year), unaudited consolidated balance sheets of the Company as at the end of each such fiscal quarter and for the current Fiscal Year to date and unaudited consolidated statements of income, cash flows, and Members’ equity for such fiscal quarter and for the current Fiscal Year to date, in each case setting forth in comparative form the figures for the corresponding periods of the previous fiscal quarter, all in reasonable detail and all prepared in accordance with GAAP, consistently applied (subject to normal year-end audit adjustments and the absence of notes thereto), and certified by the principal financial or accounting officer of the Company.

(c) As soon as available, and in any event within thirty (30) days after the end of each monthly accounting period in each fiscal quarter (other than the last month of the fiscal quarter), unaudited consolidated balance sheets of the Company as at the end of each such monthly period and for the current Fiscal Year to date and unaudited consolidated statements of income, cash flows, and Members’ equity for each such monthly period and for the current Fiscal Year to date, all in reasonable detail and all prepared in accordance with GAAP, consistently applied (subject to normal year-end audit adjustments and the absence of notes thereto).

Section 11.02 Inspection Rights. Subject to Section 10.01, upon reasonable notice from a Member, the Company shall afford such Member and its Representatives access during normal business hours to:

(a) the corporate, financial, and similar records, reports, and documents of the Company, including all books and records, minutes of proceedings, internal management documents, reports of operations, reports of adverse developments, and copies of any management letters and communications with Members (which right of access shall include the right to examine such documents and to make copies thereof or extracts therefrom); and

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(b) any Officers, senior employees, and accountants of the Company for the purpose of discussing and advising on the affairs, finances, and accounts of the Company (and the Company hereby authorizes each such Officer, senior employee, and accountant to engage in such discussions with such Member and its Representatives);

provided, however, that (i) a requesting Member shall bear its own and its Representatives’ expenses and all reasonable expenses incurred by the Company in connection with any inspection or examination requested by such Member pursuant to this Section 11.02; and (ii) if the Company provides or makes available any report or written analysis to or for any Member or Representative of such Member pursuant to this Section 11.02, it shall promptly provide or make available such report or analysis to or for the other Member.

Section 11.03 Income Tax Status. It is the intent of the Company and the Members that the Company shall be treated as a partnership for U.S., federal, state, and local income tax purposes. Neither the Company nor any Member shall make an election for the Company to be classified as other than a partnership pursuant to Treasury Regulations Section 301.7701-3.

Section 11.04 Tax Matters Representative.

(a) The Members hereby appoint the Majority Member as the “partnership representative” as provided in Code Section 6223(a) (the “Tax Matters Representative”). The Tax Matters Representative shall appoint an individual (the “Designated Individual”) meeting the requirements of Treasury Regulation Section 301.6223-1(c)(3) as the sole person authorized to represent the Tax Matters Representative in audits and other proceedings governed by the partnership audit procedures set forth in Subchapter C of Chapter 63 of the Code as amended by the BBA (the “Revised Partnership Audit Rules”). The Tax Matters Representative shall resign if it is a Defaulting Member or if it is no longer a Member. In the event of the resignation of the Tax Matters Representative, the Majority Member shall select a replacement. Any person appointed as the Designated Individual shall be subject to the requirements and obligations of the Tax Matters Representative for purposes of this Section 11.04.

(b) The Tax Matters Representative is authorized and required to represent the Company in connection with all examinations of the Company’s affairs by Taxing Authorities, including resulting administrative and judicial proceedings, and to expend Company funds for professional services and costs associated therewith. The Tax Matters Representative shall promptly notify the Members in writing of the commencement of any tax audit of the Company, upon receipt of a tax assessment and upon the receipt of a notice of final partnership adjustment, and shall keep the Member reasonably informed of the status of any tax audit and resulting administrative and judicial proceedings.

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(c) To the extent permitted by applicable law and regulations, the Tax Matters Representative will cause the Company to annually elect out of the Revised Partnership Audit Rules pursuant to Code Section 6221(b). For any year in which applicable law and regulations do not permit the Company to elect out of the Revised Partnership Audit Rules, then within forty-five (45) days of any notice of final partnership adjustment, the Tax Matters Representative will cause the Company to elect the alternative procedure under Code Section 6226, and furnish to the Internal Revenue Service and each Member during the year or years to which the notice of final partnership adjustment relates a statement of the Member’s share of any adjustment set forth in the notice of final partnership adjustment.

(d) Each Member agrees that such Member shall not treat any Company item inconsistently on such Member’s federal, state, foreign, or other income tax return with the treatment of the item on the Company’s return. Any deficiency for taxes imposed on any Member (including penalties, additions to tax or interest imposed with respect to such taxes, and any taxes imposed pursuant to Code Section 6226) will be paid by such Member and if required to be paid (and actually paid) by the Company, will be recoverable from such Member as provided in Section 6.02(d).

(e) Notwithstanding anything herein to the contrary, any out-of-pocket expenses incurred by the Tax Matters Representative or the Designated Individual in carrying out their responsibilities and duties in such capacities under this Agreement shall be an expense of the Company for which the Tax Matters Representative or the Designated Individual shall be reimbursed by the Company.

(f) The Tax Matters Representative will make an election under Code Section 754, if requested in writing by a Member.

(g) The provisions of this Section 11.04 and the obligations of a Member or former Member pursuant to Section 11.04 shall survive the termination, dissolution, liquidation, and winding up of the Company and the Transfer of a Member’s Membership Interest.

Section 11.05 Tax Returns. At the expense of the Company, the Board (or any Officer that it may designate) shall endeavor to cause the preparation and timely filing (including extensions) of all tax returns required to be filed by the Company pursuant to the Code as well as all other required tax returns in each jurisdiction in which the Company owns property or does business. The Partnership Representative shall use commercially reasonable efforts to provide the other Member, for its review and comment, copies of all tax returns at least thirty (30) days prior to the filing thereof. If the other Member shall object to any item on any such tax return, the Partnership Representative shall consider such item in good faith. As soon as reasonably possible after the end of each Fiscal Year, the Board or designated Officer will cause to be delivered to each Person who was a Member at any time during such Fiscal Year, IRS Schedule K-1 to Form 1065 and such other information with respect to the Company as may be necessary for the preparation of such Person’s federal, state, and local income tax returns for such Fiscal Year.

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Section 11.06 Company Funds. All funds of the Company shall be deposited in its name in such checking, savings, or other bank accounts, or held in its name in the form of such other investments as shall be designated by the Board. The funds of the Company shall not be commingled with the funds of any other Person. All withdrawals of such deposits or liquidations of such investments by the Company shall be made exclusively upon the signature or signatures of such Officer or Officers as the Board may designate.

ARTICLE XII
Dissolution and Liquidation

Section 12.01 Events of Dissolution. The Company shall be dissolved and its affairs wound up only upon the occurrence of any of the following events:

(a) The unanimous determination of the Members to dissolve the Company;

(b) The Bankruptcy or Dissolution of a Member, unless within ten (10) days after the occurrence of such Bankruptcy or Dissolution, the other Member agrees in writing to continue the business of the Company;

(c) At the election of a Member that is not a Defaulting Member, acting in its sole discretion, made at such time as the other Member is a Defaulting Member (and without limitation of any other rights or remedies that may be available to such electing Member);

(d) The sale, exchange, involuntary conversion, or other disposition or transfer of all or substantially all the assets of the Company; or

(e) The entry of a decree of judicial dissolution under Section 86.491 of the Act.

Section 12.02 Effectiveness of Dissolution. Dissolution of the Company shall be effective on the day on which the event described in Section 12.01 occurs, but the Company shall not terminate until the winding up of the Company has been completed, the assets of the Company have been distributed as provided in Section 12.03, and the Articles of Formation shall have been cancelled as provided in Section 12.04.

Section 12.03 Liquidation. If the Company is dissolved pursuant to Section 12.01, the Company shall be liquidated and its business and affairs wound up in accordance with the Act and the following provisions:

(a) The Board shall act as liquidator to wind up the Company (the “Liquidator”). The Liquidator shall have full power and authority to sell, assign, and encumber any or all of the Company’s assets and to wind up and liquidate the affairs of the Company in an orderly and business-like manner; provided that, if the Board is the Liquidator, it shall act in accordance with the governance provisions in ARTICLE VII until the winding up occurs.

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(b) As promptly as possible after dissolution and again after final liquidation, the Liquidator shall cause a proper accounting to be made by a recognized firm of certified public accountants of the Company’s assets, liabilities, and operations through the last day of the calendar month in which the dissolution occurs or the final liquidation is completed, as applicable.

(c) The Liquidator shall liquidate the assets of the Company and distribute the proceeds of such liquidation in the following order of priority, unless otherwise required by mandatory provisions of Applicable Law:

(i) first, to the payment of all of the Company’s debts and liabilities to its creditors (including Members, if applicable) and the expenses of liquidation (including sales commissions incident to any sales of assets of the Company);

(ii) second, to the establishment of and additions to reserves that are determined by the Liquidator to be reasonably necessary for any contingent or unforeseen liabilities or obligations of the Company; and

(iii) third, to the Members in accordance with the positive balances in their respective Capital Accounts, as determined after taking into account all Capital Account adjustments for the taxable year of the Company during which the liquidation of the Company occurs.

(d) Notwithstanding the provisions of Section 12.03(c) that require the liquidation of the assets of the Company, but subject to the order of priorities set forth in Section 12.03(c), if upon dissolution of the Company the Liquidator reasonably determines that an immediate sale of part or all of the Company’s assets would be impractical or could cause undue loss to the Members, the Liquidator may defer the liquidation of any assets except those necessary to satisfy Company liabilities and reserves, and may, upon unanimous consent of the Members, distribute to the Members, in lieu of cash, as tenants in common and in accordance with the provisions of Section 12.03(c), undivided interests in such Company assets as the Liquidator deems not suitable for liquidation. Any such distribution in kind shall be subject to such conditions relating to the disposition and management of such properties as the Liquidator deems reasonable and equitable and to any agreements governing the operation of such properties at such time. For purposes of any such distribution, any property to be distributed will be valued at its Fair Market Value, as determined by the Liquidator in good faith.

Section 12.04 Cancellation of Certificate. Upon completion of the distribution of the assets of the Company as provided in Section 12.03(c), the Company shall be terminated and the Liquidator shall cause the cancellation of the Articles of Formation in the State of Nevada and of all qualifications and registrations of the Company as a foreign limited liability company in jurisdictions other than the State of Nevada and shall take such other actions as may be necessary to terminate the Company.

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Section 12.05 Survival of Rights, Duties and Obligations. Dissolution, liquidation, winding up, or termination of the Company for any reason shall not release any party from any Loss that at the time of such dissolution, liquidation, winding up, or termination already had accrued to any other party or thereafter may accrue in respect of any act or omission prior to such dissolution, liquidation, winding up, or termination. For the avoidance of doubt, none of the foregoing shall replace, diminish, or otherwise adversely affect any Member’s right to indemnification pursuant to Section 8.03.

Section 12.06 Recourse for Claims. Each Member shall look solely to the assets of the Company for all distributions with respect to the Company, such Member’s Capital Account, and such Member’s share of Net Income, Net Loss, and other items of income, gain, loss, and deduction, and shall have no recourse therefor (upon dissolution or otherwise) against the Liquidator or any other Member.

ARTICLE XIII
Miscellaneous

Section 13.01 Expenses. Except as otherwise expressly provided herein, all costs and expenses, including fees and disbursements of counsel, financial advisors, and accountants, incurred in connection with the preparation and execution of this Agreement, or any amendment or waiver hereof, and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

Section 13.02 Further Assurances. In connection with this Agreement and the transactions contemplated hereby, the Company and each Member hereby agrees, at the request of the Company or any Member, to execute and deliver such additional documents, instruments, conveyances, and assurances and to take such further actions as may be required to carry out the provisions hereof and give effect to the transactions contemplated hereby.

Section 13.03 Notices. All notices, requests, consents, claims, demands, waivers, and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or email of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 13.03):

If to the Company:	6301 NW 5th Way, Suite 2900 Fort Lauderdale, FL 33309 Attention: Gary Atkinson, Chief Executive Officer Email: gatkinson@singingmachine.com

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with a copy to:	Sichenzia Ross Ference Carmel LLP 1185 Avenue of the Americas, 31st Floor New York, NY 10036 Attention: Gregory Sichenzia, Esq. E-mail: gischenzia@srfc.law

If to Majority Member:	The Singing Machine Company, Inc. 6301 NW 5th Way, Suite 2900 Fort Lauderdale, Florida 33309 Attention: Gary Atkinson, Chief Executive Officer Email: gatkinson@singingmachine.com

with a copy to:	Sichenzia Ross Ference Carmel LLP 1185 Avenue of the Americas, 31st Floor New York, NY 10036 Attention: Gregory Sichenzia, Esq. Email: gischenzia@srfc.law

If to Initial Minority Member:	SemiCab, Inc. 2876 Adams Oaks Lane Marietta, Georgia 30062 Attention: Ajesh Kapoor, Chief Executive Officer Email: ajesh.kapoor@semicab.com

with a copy to:	Kasell Law Firm 1038 Jackson Avenue #4 Long Island City, New York 11101 Attention: Brian Lehman, Esq. Email: brianlehman97@gmail.com

Section 13.04 Headings. The headings in this Agreement are inserted for convenience or reference only and are in no way intended to describe, interpret, define, or limit the scope, extent, or intent of this Agreement or any provision of this Agreement.

Section 13.05 Severability. If any term or provision of this Agreement is held to be invalid, illegal, or unenforceable under Applicable Law in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Except as provided in Section 8.03(g) or Section 10.02(e), upon such determination that any term or other provision is invalid, illegal, or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 13.06 Entire Agreement. This Agreement and the Articles of Formation constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersedes all prior and contemporaneous understandings, agreements, representations, and warranties, both written and oral, with respect to such subject matter.

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Section 13.07 Successors and Assigns. Subject to the restrictions on Transfers set forth herein, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement may not be assigned by any Member except as permitted by this Agreement and any assignment in violation of this Agreement shall be null and void.

Section 13.08 No Third-Party Beneficiaries. Except as provided in ARTICLE VIII, which shall be for the benefit of and enforceable by Covered Persons and Member Indemnitors as described therein, this Agreement is for the sole benefit of the parties hereto (and their respective heirs, executors, administrators, successors, and permitted assigns) and nothing herein, express or implied, is intended to or shall confer upon any other Person, including any creditor of the Company, any legal or equitable right, benefit, or remedy of any nature whatsoever under or by reason of this Agreement.

Section 13.09 Amendment. No provision of this Agreement may be amended or modified except by an instrument in writing executed by both Members. Any such written amendment or modification will be binding upon the Company and each Member. Notwithstanding the foregoing, amendments to Schedule A hereto that are necessary to reflect any Transfer of a Membership Interest in accordance with this Agreement shall be made by the Board without the consent of or execution by the Members.

Section 13.10 Waiver. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach, or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power, or privilege arising from this Agreement shall operate or be construed as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege. For the avoidance of doubt, nothing contained in this Section 13.10 shall diminish any of the explicit and implicit waivers described in this Agreement, including in Section 13.13 hereof.

Section 13.11 Governing Law. All issues and questions concerning the application, construction, validity, interpretation, and enforcement of this Agreement shall be governed by and construed in accordance with the internal laws of the State of Nevada, without giving effect to any choice or conflict of law provision or rule (whether of the State of Nevada or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the State of Nevada.

Section 13.12 Submission to Jurisdiction. Each Member hereby consents to the exclusive jurisdiction of the state and federal courts sitting in Nevada in any suit, action, or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby, whether in contract, tort, or otherwise. Each Member hereby further irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action, or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action, or proceeding in any such court or that any such suit, action, or proceeding that is brought in any such court has been brought in an inconvenient form. Service of process, summons, notice, or other document by registered mail to the address set forth in Section 13.03 shall be effective service of process for any suit, action, or other proceeding brought in any such court.

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Section 13.13 Waiver of Jury Trial. Each party hereto hereby acknowledges and agrees that any controversy that may arise under this Agreement is likely to involve complicated and difficult issues and, therefore, each such party irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any legal action arising out of or relating to this Agreement or the transactions contemplated hereby.

Section 13.14 Equitable Remedies. Each party hereto acknowledges that a breach or threatened breach by such party of any of its obligations under this Agreement would give rise to irreparable harm to the other parties, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by such party of any such obligations, each of the other parties hereto shall, in addition to any and all other rights and remedies that may be available to them in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance, and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).

Section 13.15 Attorneys’ Fees. In the event that a party hereto institutes any legal suit, action, or proceeding, including arbitration, against another party in respect of a matter arising out of or relating to this Agreement, the prevailing party in the suit, action, or proceeding shall be entitled to receive, in addition to all other damages to which it may be entitled, the costs incurred by such party in conducting the suit, action, or proceeding, including reasonable attorneys’ fees and expenses and court costs.

Section 13.16 Remedies Cumulative. Except as expressly provided herein to the contrary, the rights and remedies under this Agreement are cumulative and are in addition to and not in substitution for any other rights and remedies available at law or in equity or otherwise.

Section 13.17 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, email, or other means of Electronic Transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[signature page follows]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

The Company: SEMICAB HOLDINGS, LLC

By:
Name:	Gary Atkinson
Title:	Chief Executive Officer

The Initial Members:

THE SINGING MACHINE COMPANY, INC.

By:
Name:	Gary Atkinson
Title:	Chief Executive Officer

SEMICAB, INC.

By:
Name:	Ajesh Kapoor
Title:	Chief Executive Officer

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Exhibit A

FORM OF JOINDER AGREEMENT

Reference is hereby made to the Operating Agreement, dated June ___, 2024, as amended from time to time (the “Operating Agreement”), among the existing Members and SemiCab Holdings, LLC, a company organized under the laws of Nevada (the “Company”).

Pursuant to and in accordance with Section 4.01(b) of the Operating Agreement, the undersigned hereby acknowledges that it has received and reviewed a complete copy of the Operating Agreement and agrees that upon execution of this Joinder, such Person shall become a party to the Operating Agreement and shall be fully bound by, and subject to, all of the covenants, terms, and conditions of the Operating Agreement as though an original party thereto and shall be deemed, and is hereby admitted as, a Member for all purposes thereof and entitled to all the rights incidental thereto.

Capitalized terms used herein without definition shall have the meanings ascribed thereto in the Operating Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of _________ ____, 20___.

[NAME OF NEW MEMBER]

By:
Name:
Title:

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Schedule A

MEMBERS SCHEDULE

Member Name and Address	Percentage Interest
The Singing Machine Company, Inc. 6301 NW 5th Way, Suite 2900 Fort Lauderdale, Florida 33309	80%

SemiCab, Inc. 2876 Adam Oak Lane Marietta, GA 30062	20%

Total:	100%

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